UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Rotech Healthcare Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

June 6, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Rotech Healthcare Inc., a Delaware corporation (the “Company”), to be held at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida on Friday, June 30, 2006, at 8:30 a.m., local time.

The principal business of the meeting will be to (i) elect directors for the ensuing year, (ii) ratify and approve the 2006 Executive Officer Bonus Plan, (iii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and (iv) transact such other business as may properly come before the meeting and at any adjournment thereof.

Along with the attached Proxy Statement, also enclosed is a copy of the Company’s 2005 Annual Report to Stockholders, which includes the Company’s financial statements.

If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

PHILIP L. CARTER

President and Chief Executive Officer

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 30, 2006

The 2006 Annual Meeting of Stockholders of Rotech Healthcare Inc., a Delaware corporation (the “Company”), will be held on Friday, June 30, 2006, at 8:30 a.m., local time, at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida.

The principal business of the Annual Meeting will be to (i) elect directors for the ensuing year, (ii) ratify and approve the 2006 Executive Officer Bonus Plan, (iii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and (iv) transact such other business as may properly come before the meeting and at any adjournment thereof.

Stockholders of record at the close of business on Monday, May 1, 2006, the record date for the Annual Meeting, are entitled to notice of the Annual Meeting and to vote the shares held on that date at the Annual Meeting. Stockholders of record of the Company’s common stock may vote their shares by completing and returning the enclosed proxy card. This proxy is being solicited by the Board of Directors of the Company.

In accordance with Delaware corporate law, the Company will make available for examination by any stockholder entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida, a complete list of the stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

Sincerely,

REBECCA L. MYERS

Secretary and Chief Legal Officer

June 6, 2006

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS FOR YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

ROTECH HEALTHCARE INC.

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rotech Healthcare Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida, on Friday, June 30, 2006, at 8:30 a.m., local time, and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and the form of proxy are first being sent to stockholders on or about June 7, 2006.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on Monday, May 1, 2006. As of such date, there were 25,417,270 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting.

If the accompanying proxy is signed and returned, the shares represented by the proxy will be voted as specified in the proxy. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: (i) FOR the election of the nominees for directors named below, (ii) FOR the ratification and approval of the 2006 Executive Officer Bonus Plan and (iii) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A stockholder executing a proxy card may revoke it at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary at 2600 Technology Drive, Suite 300, Orlando, Florida 32804, by subsequently delivering another proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your proxy.

The presence, in person or by proxy, of the holders of common stock representing a majority of the issued and outstanding common stock entitled to vote at the meeting will constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of a quorum, but will have no effect on the votes required to elect directors or to approve any other matter. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.

If any other matters are properly presented at the Annual Meeting, the persons named in the form of proxy will be entitled to vote on those matters for you. As of the date of this Proxy Statement, the Company was not aware of any other matters to be raised at the Annual Meeting.

ABSTENTIONS AND “BROKER NON-VOTES”

Stockholders and brokers returning proxies or attending the meeting who abstain from voting will count towards determining a quorum. However, such abstentions will have no effect on the outcome of the election of directors or the approval of any other matter. Broker non-votes (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) will be treated as present for purposes of a quorum, but will have no effect on the votes required to elect directors or to approve any other matter.

VOTING REQUIREMENTS

Election of Directors. The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of all nominees, or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Other Proposals. The affirmative vote of a majority of the votes cast for or against each proposal by stockholders entitled to vote at the Annual Meeting is required to approve each such proposal other than the election of directors. An abstention from voting on any proposal will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the proposal, it will have no effect on the outcome of the vote.

EXPENSE AND MANNER OF SOLICITATION

The Company will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. The solicitation will be by mail, with the material being forwarded to the stockholders of record and certain other beneficial owners of the common stock by the Company’s officers and other employees (at no additional compensation). Such officers and employees may also solicit proxies from stockholders by personal contact, by telephone or by any other means if necessary in order to assure sufficient representation at the Annual Meeting. The Company has also retained The Altman Group to assist in distributing and soliciting proxies, as necessary, with respect to shares of common stock held of record by brokers, nominees and institutions. The Company does not anticipate that the costs of such proxy solicitation firm will exceed $6,000, plus its out-of-pocket fees and expenses.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The Board of Directors has nominated the following five (5) director nominees for election at the Annual Meeting: Philip L. Carter, Arthur J. Reimers, James H. Bloem, Edward L. Kuntz and Arthur Siegel. As discussed under “Proposal 1—Election of Directors”, William J. Mercer and Barbara B. Hill have decided not to stand for reelection to the Board at the Annual Meeting. Please see “Proposal 1—Election of Directors” for the names, ages and business experience of each of the Company’s director nominees for election at the Annual Meeting.

Executive Officers

Pursuant to the Company’s By-laws, its officers are chosen annually by the Board of Directors and hold office until their respective successors are chosen and qualified.

Philip L. Carter, age 57, became President, Chief Executive Officer and a director of the Company in December 2002. From March 2002 to November 2002, Mr. Carter was self-employed. From May 1998 to February 2002, Mr. Carter was the Chief Executive Officer and a director of Apria Healthcare Group Inc., a publicly traded healthcare company. Prior to joining Apria Healthcare Group Inc., Mr. Carter had served as President and Chief Executive Officer of Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, since 1995.

Michael R. Dobbs, age 56, became Chief Operating Officer of the Company in January 2003. Prior to joining the Company, Mr. Dobbs was an officer of Apria Healthcare Group Inc., a publicly traded healthcare company, serving as Executive Vice President, Logistics from January 1999 to January 2003 and as Senior Vice

President, Logistics from June 1998 to January 1999. Prior to joining Apria Healthcare Group Inc., Mr. Dobbs served as Senior Vice President of Distribution for Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, from 1991 to 1998.

Effective as of May 31, 2006, Barry E. Stewart resigned as the Company’s Chief Financial Officer and Treasurer in order to accept a position as Chief Financial Officer with LHC Group, Inc., a publicly traded company located in Lafayette, Louisiana which provides post-acute healthcare services. The Company has commenced a search for a replacement for Mr. Stewart and intends to appoint a successor as soon as practicable.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2003, 2004 and 2005, the compensation earned by or paid to Philip L. Carter, the Company’s President and Chief Executive Officer, and the other executive officers of the Company, referred to herein as the named executive officers.

Name and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation	All Other Compensation ($)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options Awarded (#)
Philip L. Carter, President and Chief Executive Officer(1)	2005 2004 2003	$887,158 851,616 716,346	$1,015,213 848,361 910,000		$4,316 4,161 —	(2) (2)	— — —	$	— 52,569 175,284	(3) (3)

Michael R. Dobbs, Chief Operating Officer(1)	2005 2004 2003	479,431 447,885 369,231	550,624 449,132 700,000	(4)	2,203 1,818 2,100	(2) (2) (5)	— — 400,000		— 26,851 83,762	(3) (3)

Barry E. Stewart, Former Treasurer and Chief Financial Officer(1)	2005 2004 2003	280,049 141,731 —	170,884 66,861 —		9,735 4,578 —	(6) (7)	— 110,000 —		500 1,693 —	(8) (3)

(1)	Philip L. Carter became President and Chief Executive Officer of the Company in December 2002. Although Mr. Carter’s employment with the Company commenced in 2002, his compensation did not begin until 2003. Michael R. Dobbs became Chief Operating Officer of the Company in January 2003. The Company has entered into employment agreements with Mr. Carter and Mr. Dobbs, each as described below under the section captioned “Executive Officer Agreements.” Effective as of May 31, 2006, Barry E. Stewart resigned as the Company’s Chief Financial Officer and Treasurer.
(2)	Represents excess life insurance premiums.
(3)	Represents relocation and related expenses.
(4)	Includes a signing bonus in the amount of $180,000 paid to Mr. Dobbs in 2003.
(5)	Represents car allowance in the amount $2,100.
(6)	Represents car allowance in the amount of $9,100 and excess life insurance premiums in the amount of $635.
(7)	Represents car allowance in the amount of $4,375 and excess life insurance premiums in the amount of $203.
(8)	Represents employer 401(k) matching contribution, 25% of which was vested as of December 31, 2005.

Option Grants in Last Fiscal Year

The Company did not grant any options to the named executive officers during fiscal 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information concerning option exercises during fiscal 2005 by the named executive officers and fiscal year-end values of unexercised options held by the named executive officers. The named executive officers did not exercise any options during fiscal 2005.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(1)
			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Philip L. Carter	—	$—	750,000	—	$—	$—
Michael R. Dobbs	—	—	400,000	—	—	—
Barry E. Stewart(3)	—	—	110,000	—	—	—

(1)	Based upon the closing sales price of the Company’s common stock of $16.76 per share, as reported by the Nasdaq National Market on December 30, 2005. All of the options held by the named executive officers have exercise prices that exceed $16.76 per share.

(2)	In November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Rotech Healthcare Inc. Common Stock Option Plan, effective November 22, 2005. Please see “Accelerated Vesting of Outstanding Options” below.

(3)	Effective as of May 31, 2006, Mr. Stewart resigned as the Company’s Chief Financial Officer and Treasurer and, therefore, in accordance with his option agreement, he has 90 days after such date to exercise any of his vested options.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Awards under the Rotech Healthcare Inc. Senior Management Incentive Plan (2005-2007) (“Incentive Plan”) are determined based upon, among other things, the future revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company, continued employment with the Company with a title that renders the individual eligible to receive a benefit under the Incentive Plan, the occurrence of a “change of control” (as defined in the Incentive Plan) of the Company and/or the participant’s annualized rate of base salary received from the Company. Accordingly, the calculation of the estimated future payouts in the table below is based upon a number of assumptions, including that (i) the Company meets the revenue and EBITDA-based performance objectives established under the Incentive Plan, (ii) the individual’s participation in the Incentive Plan is not terminated prior to February 15, 2008 as a result of termination of employment with the Company or a change in title, in either case, that renders the individual ineligible to receive a benefit under the Incentive Plan and (iii) a “change of control” of the Company has not occurred. Generally, payouts under the Incentive Plan are to be made in shares of the Company’s common stock. However, under certain circumstances including, the occurrence of a “change of control” and certain terminations of employment, plan participants could receive a cash payment under the Incentive Plan.

Name	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Estimated Future Share Payouts Under Non- Stock Price Based Plans
				Threshold (#)		Target (#)		Maximum (#)
Philip L. Carter	—	(1)	1/1/05 – 2/15/08	38,038	(2)(3)	47,547	(2)(3)	47,547	(2)(3)
Michael R. Dobbs	—	(1)	1/1/05 – 2/15/08	21,500	(2)(3)	26,875	(2)(3)	26,875	(2)(3)
Barry E. Stewart(4)	—		—	—		—		—

(1)	Each of the named executive officers was deemed a participant under the Incentive Plan as of January 1, 2005. As of the date of this Proxy Statement, no participant has received any payout (in cash or stock) under the Incentive Plan.

(2)

For the 3-year period commencing on January 1, 2005 and ending on December 31, 2007, the Company’s revenue and EBITDA (in each case, increased or decreased to reflect applicable changes in government reimbursement including but not limited to Medicare, State Medicaid programs, Veterans Administration and Tricare) for that period will be compared to certain thresholds for each as determined by the compensation committee as of January 1, 2005 under the Incentive Plan. If these performance objectives are met, each Incentive Plan participant in the Company’s employ on February 15, 2008 will receive shares of the Company’s common stock having an aggregate value equal to the participant’s annualized rate of base salary from the Company in effect on that date. If the EBITDA-based performance objective is not met for the 3-year period, the award amounts are reduced by 20%. If the revenue or EBITDA-based performance objectives for the 3-year period do not satisfy the specified requirements determined by the compensation committee as of January 1, 2005, no awards will be paid under the Incentive Plan. Since each participant’s base salary as of February 15, 2008 is not determinable at this time, for purposes of the table above, the dollar value of the shares of the Company’s common stock to be issued under the Incentive Plan is based upon each plan participant’s annualized rate of base salary effective for 2006. The Incentive Plan provides that in calculating the number of shares of the Company’s common stock to be awarded, one-third of each award shall be respectively based on the share price of the Company’s common stock on each of January 1, 2005, 2006 and 2007, utilizing the participant’s base salary in effect on January 1, 2008. Since the share price of the Company’s common stock as of January 1, 2007 is not determinable at this time, for purposes of the above table, the per share value of the Company’s common stock is based upon the closing sales price of the Company’s common stock of (i) $28.00 as reported by the Pink Sheets LLC as of January 1, 2005 and (ii) $16.76 as reported by the Nasdaq National Market as of January 1, 2006. The number of shares of common stock to be issued to each named executive officer has been calculated by adding (i) one-third of such officer’s base salary in effect for 2006 divided by $28.00 and (ii) two-thirds of such officer’s base salary in effect for 2006 divided by $16.76. Fractional shares have been disregarded for purposes of calculating the total number of shares to be awarded.

(3)	The share amounts listed in the “Threshold” column in the above table assumes that the revenue-based performance objective is met for the 3-year period under the Incentive Plan but the EBITDA-based performance objective is not met and therefore, the share amounts are reduced by 20% from the amounts listed in the “Target” column in the above table which assumes (among the other assumptions set forth above) that the Company meets both the 3-year revenue and EBITDA-based performance objectives established under the Incentive Plan. Under the terms of the Incentive Plan, the maximum payout possible under the Incentive Plan is triggered if the Company meets both of the revenue and EBITDA-based performance objectives established under the Incentive Plan.

(4)	Effective as of May 31, 2006, Mr. Stewart resigned as the Company’s Chief Financial Officer and Treasurer and, therefore, he is longer an eligible participant under the Incentive Plan.

Accelerated Vesting of Outstanding Options

In November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Rotech Healthcare Inc. Common Stock Option Plan (the “Option Plan”), effective November 22, 2005, representing options exercisable for a total of 1,148,187 shares of the Company’s common stock, including a total of 436,309 shares of common stock underlying options held by the Company’s executive officers. As of November 22, 2005, this acceleration was expected to reduce after-tax stock option expense that the Company would otherwise have been required to record by approximately $4.4 million. Of this amount, which represents four years of charges with regard to the affected shares, approximately $0.9 million would have been recorded in the Company’s 2006 fiscal year absent the acceleration. The acceleration of the vesting schedule of the Company’s options was effected pursuant to Section 5(a)(iv) of the Option Plan. Typically, stock options granted under the Option Plan vest over a four-year period.

Immediately prior to November 22, 2005, all of the Company’s unvested options under the Option Plan had stated exercise prices that exceeded the current market price of the Company’s common stock and were “out-of-the-money.” Such options have exercise prices ranging from $17.00 to $27.55 per share and represent approximately 36% of the Company’s total outstanding stock options. Except for the accelerated vesting of the options issued under the Option Plan, all other terms and conditions of the options granted under the Option Plan remain the same.

Compensation Committee Interlocks and Insider Participation

During 2005, the Company’s compensation committee was comprised of Edward L. Kuntz (Chairman), William J. Mercer and William Wallace Abbott. Mr. Abbott retired as a member of the Board effective as of August 24, 2005 and, therefore, did not serve on the compensation committee thereafter. Effective September 27, 2005, Arthur J. Reimers was appointed to serve as a member of the compensation committee to fill the vacancy left by Mr. Abbott. No member of the compensation committee (i) was an officer or employee of the Company or any of its subsidiaries during 2005, (ii) was formerly an officer of the Company or any of its subsidiaries (other than Mr. Abbott’s service as the Company’s interim co-Chief Executive Officer from August 2002 to December 2002), or (iii) had any relationships requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers serve, or during 2005 served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or compensation committee.

Executive Officer Agreements

Philip L. Carter

On November 1, 2002, the Company entered into an employment agreement with Philip L. Carter, pursuant to which Mr. Carter serves as the Company’s President and Chief Executive Officer. Mr. Carter’s employment with the Company commenced on December 9, 2002 and will continue, subject to certain termination rights, for an initial term of four years. Absent timely notice from either party of its or his intention to terminate the employment relationship at the conclusion of the initial four year employment term, the employment term will automatically renew for additional one year terms thereafter. Mr. Carter’s base salary was $887,158 for 2005. Mr. Carter’s base salary is reviewed at least annually by the Board of Directors and/or the compensation committee. Mr. Carter is also eligible for an annual target bonus of up to 100% of his base salary which is based upon certain goals and criteria established by the Board of Directors and/or compensation committee, and which, under certain circumstances, may exceed 100% of his base salary. In addition, Mr. Carter was issued stock options to purchase 750,000 shares of the Company’s common stock upon joining the Company in accordance with his employment agreement. As discussed under the caption “Accelerated Vesting of Outstanding Options” above, in November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Company’s Option Plan (including the options held by Mr. Carter), effective November 22, 2005.

In addition, in connection with his relocation to Orlando, Florida, Mr. Carter was reimbursed for all reasonable and customary expenses associated with the sale of his home in California as well as one month’s base salary to cover additional miscellaneous costs and expenses related to his relocation (including any and all tax liabilities resulting from such reimbursement by the Company). Mr. Carter is also entitled to participate in the Company’s life, medical and disability benefits, 401(k) plan and other benefit plans and policies. He is also provided with a company car.

Mr. Carter’s employment may be terminated by the Company for cause (as defined in the employment agreement) upon written notice. Either Mr. Carter or the Company may terminate the employment agreement for no fault at any time, for any reason, by providing no less than 30 days written notice to the other party. If Mr. Carter’s employment is terminated for any reason, the Company will pay him: (a) any accrued and unused vacation time; (b) any earned and unpaid base salary; (c) any accrued and unpaid bonus earned or awarded; (d) except in the case of termination of his employment by the Company for cause or voluntary termination by Mr. Carter without good reason (each as defined in the employment agreement), an amount equal to a pro rata portion of his current year’s bonus; and (e) unreimbursed business expenses in accordance with the Company’s reimbursement policy.

If Mr. Carter’s employment is terminated by the Company without cause or by Mr. Carter with good reason, in addition to the payments set forth in the above paragraph, the Company will: (a) pay him three times the sum of his then base salary plus the full amount of his bonus for the year in which the termination occurs; (b) continue to provide benefits for a period of 24 months; and (c) pay the cost of up to 12 months of executive-level outplacement services. In the event of the automatic termination of Mr. Carter’s employment due to a “change of control” of the Company, as defined in the employment agreement, Mr. Carter will be entitled to the separation benefits as set forth in (a), (b) and (c) in the prior sentence and all of the options issued to Mr. Carter will immediately become fully vested and exercisable. Pursuant to the terms of his employment agreement,

Mr. Carter’s receipt of such separation benefits is in lieu of any severance, salary or income continuation plan or similar program that the Company now or hereafter offers and is conditioned upon Mr. Carter executing and delivering to the Company a general release of claims.

Throughout Mr. Carter’s employment with the Company and thereafter, Mr. Carter has agreed to keep confidential all of the Company’s non-public information, matters and materials and adhere to all of the Company’s policies with regard to its confidential information. Mr. Carter has also agreed not to, directly or indirectly, during the period of his employment and for 18 months following the termination of his employment, solicit any of the Company’s employees to join another company that competes with it in any way. In addition, Mr. Carter has agreed not to, directly or indirectly, during the period of his employment and for two years following the termination of his employment, compete with the Company or solicit any of its customers.

On March 19, 2004, Mr. Carter’s employment agreement was amended to provide for certain payments to be made to Mr. Carter in the event that he should incur liability for certain taxes as a result of the payment of benefits to Mr. Carter following a “change of control” of the Company. In addition, effective as of January 1, 2005, Mr. Carter’s employment agreement was amended and restated to add that in the event Mr. Carter’s employment agreement is not renewed at the expiration of the initial employment period or any renewal period, Mr. Carter will be entitled to the same payments had his employment been terminated by the Company without cause or by Mr. Carter with good reason, as described above.

The foregoing summary is qualified in its entirety by reference to the full text of Mr. Carter’s amended and restated employment agreement, a copy of which was filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission on July 14, 2005. In addition, Mr. Carter is entitled to a cash payment under the Company’s Incentive Plan in the event a “change of control” (as defined in the Incentive Plan) of the Company occurs prior to February 15, 2008. For more information regarding the Company’s Incentive Plan, please see the information under the caption “Senior Management Incentive Plan” below.

Michael R. Dobbs

On April 4, 2003, the Company entered into an employment agreement with Michael R. Dobbs, pursuant to which Mr. Dobbs serves as the Company’s Chief Operating Officer. Mr. Dobbs’ employment with the Company commenced on January 13, 2003 and will continue, subject to certain termination rights, for an initial term of four years. Absent timely notice from either party of its or his intention to terminate the employment relationship at the conclusion of the initial four year employment term, the employment term will automatically renew for additional one year terms thereafter. Mr. Dobbs’ base salary was $479,431 for 2005. Mr. Dobbs’ base salary is reviewed at least annually by the Board of Directors and/or the compensation committee. Mr. Dobbs is also eligible for an annual target bonus of up to 100% of his base salary which is based upon certain goals and criteria established by the Board of Directors and/or compensation committee, and which, under certain circumstances, may exceed 100% of his base salary. In addition, Mr. Dobbs was issued stock options to purchase 400,000 shares of common stock in accordance with his employment agreement. As discussed under the caption “Accelerated Vesting of Outstanding Options” above, in November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Company’s Option Plan (including the options held by Mr. Dobbs), effective November 22, 2005.

In addition, in connection with his relocation to Orlando, Florida, Mr. Dobbs was reimbursed for all reasonable and customary expenses associated with the sale of his home in California as well as one month’s base salary to cover additional miscellaneous costs and expenses related to his relocation (including any and all tax liabilities resulting from such reimbursement by the Company). Mr. Dobbs is also entitled to participate in the Company’s life, medical and disability benefits, 401(k) plan and other benefit plans and policies. He is also provided with a company car.

Mr. Dobbs’ employment may be terminated by the Company for cause (as defined in the employment agreement) upon written notice. Either Mr. Dobbs or the Company may terminate the employment agreement for no fault at any time, for any reason, by providing no less than 30 days written notice to the other party. If Mr. Dobbs’ employment is terminated for any reason, the Company will pay him: (a) any accrued and unused vacation time; (b) any earned and unpaid base salary; (c) any accrued and unpaid bonus earned or awarded; (d) except in the case of termination of his employment by the Company for cause or voluntary termination by Mr. Dobbs without good reason (each as defined in the employment agreement), an amount equal to a pro rata portion of his current year’s bonus; and (e) unreimbursed business expenses in accordance with the Company’s reimbursement policy.

If Mr. Dobbs’ employment is terminated by the Company without cause or by Mr. Dobbs with good reason, in addition to the payments set forth in the above paragraph, the Company will: (a) pay him two times the sum of his then base salary plus the full amount of his bonus for the year in which the termination occurs; (b) continue to provide benefits for a period of 24 months; and (c) pay the cost of up to 12 months of executive-level outplacement services. In the event of the automatic termination of Mr. Dobbs’ employment due to a “change of control” of the Company, as defined in the employment agreement, Mr. Dobbs will be entitled to the separation benefit as set forth in (a), (b) and (c) in the prior sentence and all of the options issued to Mr. Dobbs will immediately become fully vested and exercisable. Pursuant to the terms of his employment agreement, Mr. Dobbs’ receipt of such separation benefit is in lieu of any severance, salary or income continuation plan or similar program that the Company now or hereafter offers and is conditioned upon Mr. Dobbs executing and delivering to the Company a general release of claims.

Throughout Mr. Dobbs’ employment with the Company and thereafter, Mr. Dobbs has agreed to keep confidential all of the Company’s non-public information, matters and materials and adhere to all of its policies with regard to its confidential information. Mr. Dobbs has also agreed not to, directly or indirectly, during the period of his employment and for 18 months following the termination of his employment, solicit any of the Company’s employees to join another company that competes with it in any way. In addition, Mr. Dobbs has agreed not to, directly or indirectly, during the period of his employment and for two years following the termination of his employment, compete with the Company or solicit any of its customers.

On March 19, 2004, Mr. Dobbs’ employment agreement was amended to provide for certain payments to be made to Mr. Dobbs in the event that he should incur liability for certain taxes as a result of the payment of benefits to Mr. Dobbs following a “change of control” of the Company. In addition, effective as of January 1, 2005, Mr. Dobbs’ employment agreement was amended and restated to add that in the event Mr. Dobbs’ employment agreement is not renewed at the expiration of the initial employment period or any renewal period, Mr. Dobbs will be entitled to the same payments had his employment been terminated by the Company without cause or by Mr. Dobbs with good reason, as described above.

The foregoing summary is qualified in its entirety by reference to the full text of Mr. Dobbs’ amended and restated employment agreement, a copy of which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission on July 14, 2005. In addition, Mr. Dobbs is entitled to a cash payment under the Company’s Incentive Plan in the event a “change of control” (as defined in the Incentive Plan) of the Company occurs prior to February 15, 2008. For more information regarding the Company’s Incentive Plan, please see the information under the caption “Senior Management Incentive Plan” below.

Barry E. Stewart

Effective as of August 10, 2004, the Company entered into a letter agreement with its former Chief Financial Officer, Barry E. Stewart, pursuant to which, under certain circumstances, Mr. Stewart would have the right to receive certain benefits upon termination of his employment with the Company. As a result of Mr. Stewart’s voluntary resignation as the Company’s Chief Financial Officer, effective as of May 31, 2006, the letter agreement was terminated except that certain obligations under the letter agreement concerning confidentiality, non-solicitation, non-competition and non-interference will survive termination. A copy of the letter agreement was filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC on July 14, 2005.

Stock Option Plan

The Company has reserved 4,025,000 shares of common stock for issuance to employees, officers, non-employee directors and consultants upon exercise of incentive and non-statutory options under the Company’s Option Plan. On December 19, 2002, the Board of Directors approved an increase in the total number of shares in the option pool to 4,025,000, which was subsequently approved by the Company’s stockholders at the 2003 annual meeting. Effective as of August 26, 2003, the Company amended its Option Plan to provide for 100% vesting of all options issued under the stock option plan upon a “change in control.” Effective as of December 5, 2003, the Company amended its Option Plan to revise the definition of a “change in control” under the plan. The stock option plan is administered by the Company’s compensation committee.

As of May 15, 2006, there were options outstanding to purchase 2,691,975 shares of common stock. Under the Option Plan, options may be granted to employees, officers, non-employee directors and consultants. Only employees may receive “incentive stock options,” which are intended to qualify for certain tax treatment. Non-employee directors and consultants may receive “nonqualified stock options,” which do not qualify for such treatment. The exercise price of incentive stock options under the stock option plan must be at least equal to the fair market value of the common stock on the date of grant; however, a holder of more than 10% of the outstanding voting shares may only be granted incentive stock options with an exercise price of at least 110% of the fair market value of the underlying common stock on the date of the grant. The terms of the options, subject to the discretion of the compensation committee of the Board of Directors, will not exceed ten years from the date of grant or, in the case of incentive stock options issued to a holder of 10% or more of the voting power of all classes of the Company’s stock or the stock of any of the Company’s parent or subsidiary corporations, no more than five years from the date of grant. The exercise price of nonqualified stock options will be determined by the compensation committee of the Board of Directors. The Option Plan provides that options will vest (a) 25% on each of the first four anniversaries of the date of grant, (b) 100% upon a “change in control” and (c) a one-year acceleration in vesting of the original grants upon the consummation of an underwritten initial public offering. Under the stock option plan, the Board of Directors has the discretion to establish a more accelerated vesting schedule. As discussed above under the caption “Accelerated Vesting of Outstanding Options”, in November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Option Plan, effective November 22, 2005. The Option Plan also contains (i) limitations on the ability to exercise vested options in the event of cessation of employment for reasons other than death, retirement after age 65 or disability, and (ii) provisions providing that in the event of cessation of employment prior to an underwritten initial public offering (a) due to death or disability, for a period of one year after such death or disability, the option holder or its estate will have the right to sell to the Company all of its vested options and shares of common stock previously issued upon exercise of options, and the Company must acquire such options and shares at their then-current fair market value unless it would violate applicable law or would violate or result in a default or event of default under the Company’s 9 1/2% senior subordinated notes due 2012 (or the indenture under which they were issued) or under the Company’s senior secured credit facilities (in either case as they may be amended) and (b) due to death, disability or termination of employment for any reason, the Company has the right to compel the option holder or its estate to sell to the Company all of its vested options and shares of common stock previously issued upon exercise of options at their then current fair market value or, if the reason for cessation of employment is termination for cause, the purchase price to be paid by the Company is the lesser of the then current fair market value and the exercise price. Subject to certain exceptions, the Board of Directors has the authority to amend the Option Plan at any time. No options will be granted under the stock option plan after March 26, 2012, the tenth anniversary of the effective date of Rotech Medical Corporation’s plan of reorganization, unless sooner terminated by the Board of Directors.

Nonemployee Director Restricted Stock Plan

Effective as of August 1, 2004, the Company established the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan which is intended to attract, retain and provide incentives to nonemployee directors of the Company. Under the terms of the plan each of the Company’s nonemployee directors will receive (i) a restricted stock award of 8,000 shares of the Company’s common stock for his or her initial year as a nonemployee director (provided that such nonemployee director’s initial term commenced on or after August 1, 2004), (ii) a restricted stock award for 4,000 shares of the Company’s common stock for each year during which he or she continues to serve as a nonemployee director and (iii) in the event that the Chairman of the Board of Directors is a nonemployee director, in lieu of any other restricted stock award to be granted under the plan, the Chairman will receive a restricted stock award for 12,000 shares of common stock for each year he or she serves in such capacity. 200,000 shares of common stock have been authorized by the Company for restricted awards to be made under the plan. As of December 31, 2005, restricted stock awards for an aggregate amount of 72,000 shares of common stock were granted under the plan to the Company’s nonemployee directors. For a complete copy of the plan, please refer to Exhibit 4.8 to the Company’s Registration Statement on Form S-8 (File No. 333-119008) filed with the Securities and Exchange Commission on September 15, 2004.

Employee Profit Sharing Plan

The Company’s employee profit sharing plan became effective simultaneously with Rotech Medical Corporation’s emergence from bankruptcy and the consummation of the restructuring and related transactions involving Rotech Medical Corporation and the Company. The plan is intended to be “qualified” under Section 401(a) of the Internal Revenue Code of 1986. The plan may be administered by the Board of Directors, which has the authority to amend the plan at any time, or by a special committee established by the Board of Directors. The Company contributed 250,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred”) to the plan on its effective date. The profit sharing plan contains limitations on the amount of additional contributions the Company can make in the future, including limitations on annual contributions both in the aggregate and with respect to any individual employee. There were no Company contributions made to the plan for the years ended December 31, 2003 or 2004. In February 2005, the Company’s board of directors authorized a cash contribution in the amount of $500,000 which was paid on December 27, 2005. Each plan participant’s benefits will be fully and immediately vested. Each share of the Company’s Series A Preferred entitles the holder to an annual cumulative dividend equal to 9% of its stated value, payable semi-annually at the discretion of the Board of Directors in cash or additional shares of Series A Preferred. Effective December 5, 2003, the Board of Directors adopted a policy of declaring dividends to the holders of the Series A Preferred under the Company’s employee profit sharing plan on an annual basis, with each such declaration to be made at the annual meeting of the Board of Directors, which takes place each year immediately after the Company’s annual meeting of stockholders, with respect to dividends payable for the preceding year. During June 2004, the Company’s Board of Director’s declared a dividend in the amount of $900,000 payable to the holder of the Series A Preferred, which was paid on March 23, 2005. During September 2005, the Company’s Board of Director’s declared a dividend in the amount of $450,000 payable to the holder of the Series A Preferred, which was paid on December 28, 2005.

Senior Management Incentive Plan

Effective January 1, 2005, the Rotech Healthcare Inc. Senior Management Incentive Plan (2005-2007) was established. The Incentive Plan is intended to benefit the Company’s stockholders by providing a multi-year incentive and reward compensation program for a limited group of key members of senior management whose contributions, services and decisions are expected to have a long-term impact on the Company’s success. Please see “Compensation Committee Report on Executive Compensation—Long-Term Incentive Awards—Common Stock Option Plan and Senior Management Incentive Plan” for more information regarding the Company’s Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

The compensation committee has overall responsibility with respect to the design, approval and evaluation of senior management and executive compensation plans, policies and programs of the Company. This includes making decisions and recommendations to the Board of Directors with respect to: (i) the compensation of all directors, officers and other key executives, (ii) the Company’s incentive compensation plans and equity based plans, (iii) an annual review of the achievement of corporate goals and objectives relevant to Chief Executive Officer compensation, and (iv) the payment of long-term incentive compensation in light of the Company’s performance and stockholder returns. The compensation committee regularly reports to the Board of Directors and is comprised entirely of independent, non-employee directors.

The compensation committee’s executive compensation philosophy supports the Company’s overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A portion of compensation delivered to executives to reflect such achievement is intended to be in the form of long-term incentives.

The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company’s executives consists of three components, which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives, commensurate with their level of responsibility within the organization and compensation paid to similarly situated individuals at comparable companies. Annual incentives closely link executive pay with performance in areas that are critical to the Company’s short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company’s owners and reward them for the creation of stockholder value. It is the intent of both the Company and the compensation committee that the components of the executive compensation program will support the Company’s compensation philosophy, reinforce the Company’s overall business strategy, and ultimately drive stockholder value creation.

Base Salaries

Individual salaries for executive officers of the Company are generally influenced by several factors, including the following:

•	the executive’s level of responsibility within the organization;

•	pay levels at other companies that compete with the Company for executive talent;

•	individual performance;

•	the Company’s financial performance; and

•	other performance-related factors used by the compensation committee to determine annual incentive awards.

The compensation and other benefits of Mr. Carter and Mr. Dobbs are specified in their respective employment agreements, which are summarized in this Proxy Statement. The base salaries of the other members of the Company’s senior management are subject to periodic review and adjustment. The amounts received by Mr. Carter, Mr. Dobbs and Mr. Stewart as salary in 2005 are shown in the “Salary” column of the Summary Compensation Table included in this Proxy Statement.

Annual Incentive Awards

Each year the compensation committee establishes an annual incentive (i.e., cash bonus) award plan for members of senior management, including each of the Company’s executive officers. Payments of bonus awards to executive officers under such programs are based on the compensation committee’s assessment of the

Company’s and each executive officer’s performance measured against previously set financial objectives and the achievement of certain strategic goals. In 2005, the compensation committee adopted a cash bonus plan to provide the Company’s executive officers with bonus compensation upon the achievement of certain financial objectives related to the Company’s 2005 revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share and the achievement of certain strategic goals. The target levels established in the 2005 executive officer bonus plan and individual performance objectives were substantially achieved, and the resulting 2005 bonus payments to Mr. Carter, Mr. Dobbs and Mr. Stewart are listed in the “Bonus” column of the Summary Compensation Table included in this Proxy Statement.

The compensation committee of the Company’s Board of Directors has adopted a 2006 Executive Officer Bonus Plan to provide certain of the Company’s officers with cash bonus compensation upon the achievement of certain financial objectives related to the Company’s 2006 revenue, EBITDA, earnings per share and the achievement of certain other performance goals. Such financial performance objectives are subject to a dollar for dollar adjustment to reflect decreases in government reimbursement. As contemplated in their respective employment agreements, the bonus plan provides Mr. Carter and Mr. Dobbs with a cash bonus opportunity of up to 100% of their respective 2006 annual base salaries. In addition, Mr. Carter and Mr. Dobbs are each eligible to receive an additional bonus payment for 2006 (separate and apart from their participation in the 2006 bonus plan) in the discretion of the compensation committee as contemplated in their respective employment agreements. The bonus plan provides the other plan participants with a cash bonus opportunity of up to 75% of his or her 2006 annual base salary. The amount each participant receives, if any, will depend upon the Company’s achievement of specific financial and performance targets and the participant’s continued employment with the Company.

Under the 2006 bonus plan, 90% of the bonus target amount has been allocated among three measures of financial performance and the remaining 10% has been allocated to a quality of patient care objective. For each financial performance measure there is a minimum performance goal or threshold that must be achieved in order for any bonus to be payable with respect to that performance measure, and a target performance goal that must be achieved for the bonus to be paid at the maximum level with respect to that measure. If the Company does not meet the threshold level for a particular performance measure, no bonus will be payable with respect to that performance measure. The bonus award shall increase on a directly proportional basis from 0% to up to 100% of the maximum bonus award for each performance measure, based on the amount by which the threshold amount is exceeded for that performance measure. The compensation committee of the Company’s Board of Directors will determine whether, and the extent to which, bonuses are payable pursuant to the plan.

Because publication of confidential and proprietary quantifiable targets and other specific goals for the Company and its officers could place the Company at a competitive disadvantage, it has not been the Company’s practice to disclose the specific financial and other performance target levels set forth in its bonus plans.

Long-Term Incentive Awards—Common Stock Option Plan and Senior Management Incentive Plan

The purpose of the Company’s common stock option plan is to advance the interests of the Company and its stockholders by providing members of senior management and other key employees, through the grant of options to purchase shares of common stock, with a larger personal and financial interest in the success of the Company. Under the option plan, options may be granted to employees, officers, nonemployee directors and consultants. Only employees may receive “incentive stock options,” which are intended to qualify for certain tax treatment. Nonemployee directors and consultants may receive “non-qualified stock options,” which do not qualify for such treatment. The exercise price of incentive stock options and non-qualified stock options under the option plan will be at least equal to the fair market value of the common stock on the date of grant. The terms of the options, subject to the discretion of the compensation committee of the Board of Directors, will not exceed ten years from the date of grant. For more information regarding the Company’s common stock option plan, please see “Stock Option Plan” above.

No options were granted to the Company’s executive officers during 2005. In 2002, the Company’s President and Chief Executive Officer, Mr. Carter, was granted options to purchase 750,000 shares of the

Company’s common stock. In 2003, the Company’s Chief Operating Officer, Mr. Dobb’s, was granted options to purchase 400,000 shares of the Company’s common stock. In 2004, the Company’s former Chief Financial Officer, Mr. Stewart was granted options to purchase 110,000 shares of the Company’s common stock. As discussed under the caption “Accelerated Vesting of Outstanding Options” above, in November 2005, upon the recommendation of the compensation committee, the Company’s Board of Directors approved the acceleration of the vesting of all the previously unvested stock options granted under the Company’s option plan (including the options held by Mr. Carter, Mr. Dobbs and Mr. Stewart), effective November 22, 2005. All of these options are reflected in the first table under “Security Ownership of Certain Beneficial Owners and Management.” Effective as of May 31, 2006, Mr. Stewart resigned as the Company’s Chief Financial Officer and Treasurer and, therefore, in accordance with his option agreement, he has 90 days after such date to exercise any of his vested options.

Effective January 1, 2005, the Rotech Healthcare Inc. Senior Management Incentive Plan (2005-2007) (“Incentive Plan”) was established. The Incentive Plan is intended to benefit the Company’s stockholders by providing a multi-year incentive and reward compensation program for a limited group of key members of senior management whose contributions, services and decisions are expected to have a long-term impact on the Company’s success. This long-term focus emphasizes continuous improvement in the Company’s performance and encourages retention of senior management-level talent. The participants in the Incentive Plan are key members of senior management and certain divisional directors, including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The terms of the Incentive Plan provide for a three-year incentive period, commencing on January 1, 2005 and ending on December 31, 2007, for which the Company’s revenue and EBITDA for that period will be compared to certain thresholds for each under the Incentive Plan (the “Performance Objectives”). If the Performance Objectives are met, each participant in the Company’s employ on February 15, 2008 will receive shares of the Company’s common stock having an aggregate value equal to his or her annualized rate of base salary from the Company as in effect on that date. Should a “change of control” (as defined in the incentive plan) occur prior to February 15, 2008, no stock-based award will be paid under the Incentive Plan; however, a cash payment will be made to each participant in the Company’s employ on any date which is within the 90-day period ending on the date such a “change of control” occurs, equal to the amount of the participant’s base salary for the period commencing on the participant’s first date of participation in the Incentive Plan and ending on the date of the “change of control”, based on the participant’s annualized rate of base salary as in effect immediately prior to the date of the “change of control”. As of the date of this Proxy Statement, no participant has received any payout (in cash or stock) under the Incentive Plan. For a complete copy of the Incentive Plan, please refer to Exhibit 10.8 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission on July 14, 2005.

Chief Executive Officer Compensation

On November 1, 2002, the Company entered into an employment agreement with Philip L. Carter, pursuant to which Mr. Carter serves as the Company’s President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Carter’s annual base salary was initially set at $700,000. In determining the amount of compensation payable to Mr. Carter under his employment agreement, the compensation committee considered, among other things, (i) Mr. Carter’s prior experience and performance record as the chief executive officer of one of the Company’s main competitors, (ii) the Company’s immediate need for a permanent Chief Executive Officer with related business experience, (iii) pay levels at other companies that compete with the Company for executive talent, and (iv) the Company’s financial performance.

The compensation committee reviews Mr. Carter’s base salary annually in light of his individual performance, management’s overall accomplishments, the Company’s financial performance and compensation levels of chief executive officers of industry competitors. Mr. Carter’s annual base salary was increased to $887,158 for 2005 based upon the results of this review. Mr. Carter is eligible for an annual target bonus of up to 100% of his base salary which is based upon certain goals and criteria established by the Board of Directors and/or compensation committee, and which, under certain circumstances, may exceed 100% of his base salary. Mr. Carter’s total bonus compensation for 2005 was $1,015,213 which was paid in 2006. Of the bonus award,

71% was based on the Company’s achievement of certain financial objectives related to revenue, EBITDA and earnings per share, with the balance paid on recommendation of the compensation committee based on Mr. Carter’s achievement of strategic objectives and certain individual performance goals. The compensation committee believes that the salary and bonus compensation paid to Mr. Carter in 2005 was justified as of a result of the Company’s performance despite the impact of government-mandated reductions in Medicare reimbursement.

Mr. Carter is entitled to participate in the Company’s life, medical and disability benefits, 401(k) plan and other benefit plans and policies. He is also provided with a company car.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. The compensation committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the compensation committee’s control also can affect deductibility of compensation. For these and other reasons, the compensation committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The compensation committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its stockholders.

Compensation Review

During late 2003, the compensation committee engaged the services of an outside compensation and benefits consulting company in order to conduct a survey and review of the Company’s salary, stock incentive award and benefits history for executive officers against both general industry and competitor comparison groups. This review was completed in 2004. Although this review was completed in 2004, the compensation committee believes that the results of such review remained applicable with respect to 2005 executive compensation. Based on this review, the compensation committee found the Company’s Chief Executive Officer’s and senior executives’ total compensation, individually and in the aggregate, to be reasonable and not excessive.

Respectfully submitted,

Compensation Committee

Edward L. Kuntz, Chair

Barbara B. Hill

William J. Mercer

Arthur J. Reimers

AUDIT COMMITTEE REPORT

The audit committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The audit committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. A copy of this charter, which was amended and restated as of September 27, 2005, is attached as Appendix A to this Proxy Statement. Additional copies of the charter are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. The charter is also posted on the Company’s internet website, www.rotech.com. During 2005, the audit committee met 30 times in person or by conference telephone.

Management has the primary responsibility for the preparation of the Company’s consolidated financial statements and for the maintenance of a sound system of internal accounting control. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is required to examine those financial statements to determine whether they have been prepared in accordance with generally accepted accounting principles.

The audit committee has prepared the following report on its activities with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 (the “audited financial statements”).

The audit committee, in discharging its oversight responsibilities, has:

•	reviewed and discussed the Company’s audited financial statements with management and with representatives of Deloitte, including the quality, not just the acceptability of the Company’s financial reporting and controls, as well as the selection, application and clarity of disclosure of critical accounting policies;

•	discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with Deloitte its independence from the Company;

•	reviewed and discussed the fees paid to Deloitte and its affiliates during the last fiscal year (See “Proposal 3— Ratification of Appointment of Independent Registered Public Accounting Firm—Principal Accountant Fees and Services”) and determined that all services provided by Deloitte and its affiliates during 2005 had been approved in advance by the audit committee and that those services, in the committee’s judgment, are compatible with the auditor’s independence;

•	reviewed the plans and performance of the internal audit function and reports of compliance by the Company with its legal and regulatory requirements, including compliance with the Company’s Code of Ethics for Directors, Senior Executive, Financial and Accounting Officers and Policy Statement on Business Ethics and Conflicts of Interests; and

•	met in executive session, with only the members of the audit committee present, to discuss various matters.

Based on the review and discussions referred to above and relying thereon, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

Arthur Siegel, Chair

James H. Bloem

Arthur J. Reimers

DIRECTOR COMPENSATION

Except for directors who also serve as officers of the Company, each member of the Board of Directors will receive an annual retainer of $20,000, an attendance fee of $2,000 per board meeting and a participation fee of $1,000 per telephonic board meeting. In lieu of the $20,000 annual retainer, the Chairman of the Board of Directors receives an annual retainer of $75,000. The chairman of the audit committee receives an additional annual fee of $10,000 and each member of the audit committee receives an attendance fee of $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. Additionally, any director who serves as chairman of any other board committee will receive an annual fee of $5,000 and members of such other committees will receive an attendance fee of $1,000 per committee meeting (whether in person or telephonic).

During 2005, restricted stock awards for an aggregate amount of 40,000 shares were granted to the Company’s nonemployee directors under the Company’s nonemployee director restricted stock plan (on September 27, 2005, 12,000 restricted shares were awarded to Mr. Reimers (the Chairman of the Board), 8,000 restricted shares were awarded to Ms. Hill (for her initial year as a nonemployee director), 4,000 restricted shares were awarded to each of Messrs. Kuntz, Mercer and Siegel and on October 10, 2005, 8,000 restricted shares were awarded to Mr. Bloem (for his initial year as a nonemployee director)). All of the shares awarded during 2005 remain subject to transfer restrictions. Generally, restricted shares are subject to transfer restrictions (i.e., the holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares during the restriction period) for a period of one year. The number of shares available for future awards under the plan, as of December 31, 2005, was 128,000. For further information regarding the Company’s nonemployee director restricted stock plan, please see the information under the caption “Nonemployee Director Restricted Stock Plan” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the tables below, beneficial ownership is calculated based upon the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In computing the percentage ownership of each person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 15, 2006 are considered outstanding. These shares, however, are not considered outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth information about the beneficial ownership of the Company’s common stock by the Company’s directors and named executive officers as of May 15, 2006. Except as indicated in the notes to the table or as a result of applicable community property laws, each stockholder named in the table has sole voting and investment power to the shares shown as beneficially owned by such stockholder.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Class(2)
Directors and Named Executive Officers:
Philip L. Carter(3)	750,000	2.95%
Michael R. Dobbs(4)	407,100	1.60%
Barry E. Stewart(5)	110,000	*
Arthur J. Reimers(6)	57,000	*
James H. Bloem(7)	8,000	*
Barbara B. Hill(7)	8,000	*
Edward L. Kuntz(8)	31,000	*
William J. Mercer(8)	31,000	*
Arthur Siegel(8)	31,000	*
All directors and executive officers, as a group	1,433,100	5.64%

*	Less than 1%.
(1)	The address for those named in the table is: c/o Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

(2)	Percent of class in the above table is based on 25,417,270 shares of the Company’s common stock outstanding on May 15, 2006. Options held by the Company’s directors and executive officers as a group that are currently exercisable or exercisable within 60 days of May 15, 2006 are considered outstanding for the purpose of computing the percentage ownership of the group.

(3)	Includes options granted under the Company’s Option Plan to purchase 750,000 shares of the Company’s common stock which are presently exercisable or exercisable within 60 days of May 15, 2006. As discussed above under the caption “Accelerated Vesting of Outstanding Options”, all of the options previously granted to Mr. Carter are presently exercisable.

(4)	Includes 7,100 shares of the Company’s common stock owned by Mr. Dobbs and options granted under the Company’s Option Plan to purchase 400,000 shares of common stock which are presently exercisable or exercisable within 60 days of May 15, 2006. As discussed above under the caption “Accelerated Vesting of Outstanding Options”, all of the options previously granted to Mr. Dobbs are presently exercisable.

(5)	Includes options granted under the Company’s Option Plan to purchase 110,000 shares of common stock which are presently exercisable or exercisable within 60 days of May 15, 2006. As discussed above under the caption “Accelerated Vesting of Outstanding Options”, all of the options previously granted to Mr. Stewart are presently exercisable. Effective as of May 31, 2006, Mr. Stewart resigned as the Company’s Chief Financial Officer and Treasurer and, therefore, in accordance with his option agreement, he has 90 days after such date to exercise any of his vested options.

(6)	Includes (i) 10,000 shares of the Company’s common stock owned by Mr. Reimers, (ii) options granted under the Company’s Option Plan to purchase 23,000 shares of common stock, all of which are presently exercisable and (iii) 24,000 restricted shares awarded under the Company’s nonemployee director restricted stock plan of which 12,000 of such shares remained subject to transfer restrictions as of May 15, 2006.

(7)	Includes 8,000 restricted shares awarded under the Company’s nonemployee director restricted stock plan which remained subject to transfer restrictions as of May 15, 2006. As discussed under “Proposal 1—Election of Directors”, Ms. Hill has decided not to stand for reelection to the Board at the Annual Meeting.

(8)	Includes (i) options to purchase 23,000 shares of the Company’s common stock, all of which are presently exercisable and (ii) 8,000 restricted shares awarded under the Company’s nonemployee director restricted stock plan of which 4,000 of such shares remained subject to transfer restrictions as of May 15, 2006. As discussed under “Proposal 1—Election of Directors”, Mr. Mercer has decided not to stand for reelection to the Board at the Annual Meeting and, therefore, in accordance with his option agreement, he has 90 days after the date of the Annual Meeting to exercise any of his vested options.

The table below sets forth certain information as to each person or entity known to the Company to be the beneficial owner of five percent or more of any class of the Company’s voting securities as of May 15, 2006.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
Five Percent or Greater Holders:

Steel Partners II, L.P. and related entity and individual(2) 590 Madison Avenue 32nd Floor New York, NY 10022	5,417,450	21.31%

GE Capital CFE, Inc.(3) c/o General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851	2,551,156	10.04%

Brahman Capital Corp. and related entities and individuals(4) 350 Madison Avenue 22nd Floor New York, NY 10017	2,479,300	9.75%

Newcastle Partners, L.P., Hallmark Financial Services, Inc. and related entities and individual(5) Newcastle Address: 300 Crescent Court Suite 1110 Dallas, TX 75201 Hallmark Address: 777 Main Street Suite 1000 Fort Worth, TX 76102	1,836,100	7.22%

Farallon Capital Management, L.L.C. and related entities and individuals(6) One Maritime Plaza Suite 1325 San Francisco, CA 94111	1,813,560	7.14%

Owl Creek I, L.P. and related entities and individual(7) 410 Park Avenue Suite 420 New York, NY 10022	1,587,900	6.25%

Kennedy Capital Management, Inc.(8) 10829 Olive Blvd. St. Louis, MO 63141	1,427,767	5.62%

Wynnefield Partners Small Cap Value, L.P. and related entities and individual(9) 450 Seventh Avenue Suite 509 New York, NY 10123	1,271,480	5.00%

(1)	Percent of class in the above table is based on 25,417,270 shares of the Company’s common stock outstanding on May 15, 2006.

(2)	Information is based solely on a Schedule 13D/A filed with the Securities and Exchange Commission on November 8, 2005. As of the close of business on November 3, 2005, Steel Partners II, L.P. (“Steel LP”) beneficially owned 5,417,450 shares of the Company’s common stock, constituting approximately 21.3% of the Company’s shares outstanding. As the general partner of Steel LP, Steel Partners, L.L.C. (“Steel LLC”) may be deemed to beneficially own the 5,417,450 shares owned by Steel LP. As the sole executive officer and managing member of Steel LLC, which in turn is the general partner of Steel LP, Warren Lichtenstein may be deemed to beneficially own the 5,417,450 shares owned by Steel LP. Mr. Lichtenstein has sole voting and dispositive power with respect to the 5,417,450 shares owned by Steel LP by virtue of his authority to vote and dispose of such shares.

(3)	Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on May 10, 2006. GE Capital CFE, Inc. (“CFE”) is the beneficial owner of 2,551,156 shares of the Company’s common stock and CFE has sole voting and dispositive power over such shares. GE Capital is the parent company of CFE, General Electric Capital Services, Inc. (“GECS”) is the parent company of General Electric Capital Corporation (“GE Capital”) and General Electric Company (“GE”) is the parent company of GECS. GE Capital, GECS and GE disclaim beneficial ownership of all of the shares.

(4)	Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006. The Schedule 13G/A was filed by the following entities and persons: (i) Brahman Capital Corp., (ii) Brahman Management, L.L.C., (iii) Peter A. Hochfelder, (iv) Robert J. Sobel and (v) Mitchell A. Kuflik. The reporting persons hold an aggregate of 2,479,300 shares of the Company’s common stock. The Schedule 13/A indicates that (i) Brahman Capital Corp. is the beneficial owner of 2,479,300 shares and has the shared power to vote and dispose of such shares; (ii) Brahman Management, L.L.C. is the beneficial owner of 1,553,900 shares and has the shared power to vote and dispose of such shares; (iii) Mr. Hochfelder is the beneficial owner of 2,479,300 shares and has the shared power to vote and dispose of such shares; (iv) Mr. Sobel is the beneficial owner of 2,479,300 shares and has the shared power to vote and dispose of such shares; and (v) Mr. Kuflik is the beneficial owner of 2,479,300 shares and has the shared power to vote and dispose of such shares. The reporting persons are holding the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. Brahman Capital Corp. and Brahman Management L.L.C. hold shares on behalf of Brahman Partners II, L.P. (258,000 shares), Brahman Partners III, L.P. (344,100 shares), Brahman Institutional Partners, L.P. (308,700 shares), BY Partners, L.P. (497,400 shares), Brahman CPF Partners, L.P. (145,700 shares), Brahman Partners II Offshore, Ltd. (828,600 shares) and a separately managed account (96,800 shares). Brahman Capital Corp. and Brahman Management, L.L.C. are investment advisors in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E). Messrs. Hochfelder, Sobel and Kuflik are control persons in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G).

(5)

Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2006. The Schedule 13G/A was filed by the following entities and person: (i) Newcastle Partners, L.P. (“NP”), Newcastle Capital Management, L.P. (“NCM”), Newcastle Capital Group, L.L.C. (“NCG”), Mark E. Schwarz (together with NP, NCM and NCG, the “Newcastle Parties”), Hallmark Financial Services, Inc. (“Hallmark”), American Hallmark Insurance Company of Texas (“American”) and Phoenix Indemnity Insurance Company (“Phoenix”) (together with Hallmark and American, the “Hallmark Parties”) (collectively, the “Reporting Persons”). The Schedule 13G/A provides that because Mark E. Schwarz is the managing member of NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and Mr. Schwarz may be deemed to be the beneficial owners of all shares of common stock held by NP. Because American and Phoenix are wholly-owned subsidiaries of Hallmark, Hallmark may be deemed to be the beneficial owner of all the shares of common stock held by American and Phoenix. NP has a controlling interest in Hallmark. Additionally, Mr. Schwarz serves as the Chairman of the Board, Chief Executive Officer and President of Hallmark. The Reporting Persons hold an aggregate of 1,836,100 shares. NP is the beneficial owner of 1,781,100 shares of the Company’s common stock and has the sole power to vote and dispose of such shares. However, by virtue of their relationship with NP, each of NCM, NCG and Mr. Schwarz may be deemed to beneficially own the 1,781,100 shares held by NP. American is the beneficial owner of 30,000 shares of the Company’s common stock and has the sole power to vote and dispose of such shares. Phoenix is the beneficial owner of 25,000 shares of the Company’s common stock and has the sole power to vote and dispose of such shares. However, by virtue of its relationship with American and Phoenix, Hallmark may be deemed to beneficially own the 30,000 shares of common stock held by American and the 25,000 shares held by Phoenix.

(6)	Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 20, 2006. The Schedule 13G/A was filed by the following entities and persons: (i) Farallon Capital Partners, L.P. (“FCP”) with respect to the shares held by it; (ii) Farallon Capital Institutional Partners, L.P. (“FCIP”) with respect to the shares held by it; (iii) Farallon Capital Institutional Partners II, L.P. (“FCIP II”) with respect to the shares held by it; (iv) Farallon Capital Institutional Partners III, L.P. (“FCIP III”) with respect to the shares held by it; (v) Tinicum Partners, L.P. (“Tinicum”) with respect to the shares held by it; (vi) Farallon Capital Offshore Investors II, L.P. (“FCOI II” and together with FCP, FCIP, FCIP II, FCIP III and Tinicum are collectively referred to in this footnote as the (“Farallon Funds”) with respect to the shares held by it; (vii) Farallon Capital Management, L.L.C. (the “Management Company”) with respect to the shares held by a certain account managed by the Management Company (the “Managed Account”); (viii) Farallon Partners, L.L.C., which is the general partner of each of the Farallon Funds (the “General Partner”), with respect to the shares held by each of the Farallon Funds; (ix) the following persons who are managing members of both the General Partner and the Management Company, with respect to the shares held by the Farallon Funds and the Managed Account: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Charles E. Ellwein (“Ellwein”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”). Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to in this footnote as the “Farallon Individual Reporting Persons.” The shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such shares owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account. Each of the Management Company, the General Partner and the Farallon Individual Reporting Persons disclaim any beneficial ownership of any such shares. The reporting persons making the Schedule 13G filing hold an aggregate of 1,813,560 shares; however, beneficial ownership of shares of each reporting person is as follows: (i) FCP is the beneficial owner of 549,610 shares and has the shared power to vote and dispose of such shares, (ii) FCIP is the beneficial owner of 529,140 shares and has the shared power to vote and dispose of such shares, (iii) FCIP II is the beneficial owner of 76,213 shares and has the shared power to vote and dispose of such shares, (iv) FCIP III is the beneficial owner of 76,094 shares and has the shared power to vote and dispose of such shares, (v) Tinicum is the beneficial owner of 26,082 shares and has the shared power to vote and dispose of such shares, (vi) FCOI II is the beneficial owner of 185,516 shares and has the shared power to vote and dispose of such shares, (vii) Management Company is the beneficial owner of 370,905 shares and has the shared power to vote and dispose of such shares, (vii) General Partner is the beneficial owner of 1,422,655 shares and has the shared power to vote and dispose of such shares and (viii) each of the Farallon Individual Reporting Persons may be deemed to be the beneficial owner of 1,813,560 shares and each has the shared power to vote and dispose of such shares.

(7)

Information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2006. The Schedule 13G/A was filed by the following entities and person: (i) Owl Creek I, L.P. (“Owl Creek I”) with respect to the shares of common stock directly owned by it; (ii) Owl Creek II, L.P. (“Owl Creek II”) with respect to the shares of common stock directly owned by it; (iii) Owl Creek Advisors, LLC (the “General Partner”), the general partner of Owl Creek I and Owl Creek II, with respect to the shares of common stock directly owned by Owl Creek I and Owl Creek II; (iv) Owl Creek Asset

Management, L.P. (the “Investment Manager”), as the investment manager to Owl Creek Overseas Fund, Ltd. (“Owl Creek Overseas”) and Owl Creek Overseas Fund II, Ltd. (“Owl Creek Overseas II”), with respect to the shares of common stock directly owned by Owl Creek Overseas and Owl Creek Overseas II; and (v) Jeffrey A. Altman, with respect to shares of common stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas and Owl Creek Overseas II. The foregoing reporting persons hold an aggregate of 1,587,900 shares. The Schedule 13G/A indicates that (i) Owl Creek I is the beneficial owner of 70,500 shares and has the shared power to vote and dispose of all of such shares; (ii) Owl Creek II is the beneficial owner of 554,400 shares and has the shared power to vote and dispose of all of such shares; (iii) General Partner is the beneficial owner of 624,900 shares and has the shared power to vote and dispose of all of such shares; (iv) Investment Manager is the beneficial owner of 963,000 shares and has the shared power to vote and dispose of all of such shares; and (v) Jeffrey A. Altman is the beneficial owner of 1,587,900 shares and has the shared power to vote and dispose of all of such shares. General Partner has the power to direct the affairs of Owl Creek I and Owl Creek II, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Investment Manager has the power to direct the investment activities of Owl Creek Overseas and Owl Creek Overseas II, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares. Mr. Altman is the managing member of the General Partner and the general partner of the Investment Manager and in that capacity directs their operations.

(8)	Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The Schedule 13G provides that Kennedy Capital Management, Inc. (“Kennedy”) is the beneficial owner of 1,427,767 shares of the Company’s common stock and has the sole voting power over 1,392,217 shares and sole dispositive power over 1,427,767 shares.

(9)	Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on April 28, 2006. The Schedule 13G was filed by the following entities and person: (i) Wynnefield Partners Small Cap Value, L.P. (“Partners”), (ii) Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), (iii) Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), (iv) Wynnefield Capital Management, LLC (“WCM”), (v) Wynnefield Capital, Inc. (“WCI”), (vi) Channel Partnership II, L.P. (“Channel”), (vii) Wynnefield Capital, Inc. Profit Sharing Plan (“Plan”) and (viii) Nelson Obus (“Mr. Obus”). The foregoing reporting persons hold an aggregate of 1,271,480 shares. Schedule 13G indicates that (i) Partners is the beneficial owner of 336,656 shares and has the sole power to vote and dispose of all of such shares; (ii) Partners I is the beneficial owner of 425,024 shares and has the sole power to vote and dispose of all of such shares; (iii) Fund is the beneficial owner of 464,300 shares and has the sole power to vote and dispose of all of such shares; (iv) WCM holds an indirect beneficial interest in 761,680 shares which are directly beneficially owned by Partners and Partners I; (v) WCI holds an indirect beneficial interest in 464,300 shares which are directly beneficially owned by Fund; (vi) Channel is the beneficial owner of 20,500 shares and has the sole power to vote and dispose of all of such shares; (vii) Plan is the beneficial owner of 25,000 shares and has the sole power to vote and dispose of all of such shares and (viii) Mr. Obus holds an indirect beneficial interest in 20,500 shares which are directly beneficially owned by Channel and 25,000 shares which are directly beneficially owned by Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

Based solely on the Company’s review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 2005 fiscal year.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, with respect to shares of the Company’s common stock that may be issued under its existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,127,600	$19.23	835,405	(1)(2)(3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,127,600	$19.23	835,405	(1)(2)(3)

(1)	Includes 488,128 shares of common stock available for issuance upon exercise of options that have not been granted under the Company’s common stock option plan as of December 31, 2005. Based on (i) 4,025,000 shares of common stock reserved for issuance to employees, officers, nonemployee directors and consultants upon exercise of incentive and non-statutory options under the common stock option plan and (ii) 409,272 shares of common stock issued upon exercise of options under the Company’s common stock option plan. Options exercisable for an aggregate of 126,250 shares of common stock were forfeited in 2005. Options exercisable for an aggregate of 125,000 shares of common stock were granted in 2005.

(2)	Includes 128,000 restricted shares of common stock available for future awards under the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan as of December 31, 2005. 200,000 shares of the Company’s common stock have been authorized by the Company for restricted awards to be made under the plan. As of December 31, 2005, restricted stock awards for an aggregate amount of 72,000 shares of common stock were granted to the Company’s nonemployee directors. As of December 31, 2005, 40,000 of such shares remained subject to transfer restrictions.

(3)	Includes 219,277 shares of common stock available for future issuance under the Rotech Healthcare Inc. Senior Management Incentive Plan. Awards under the Incentive Plan are determined based upon, among other things, the revenues and EBITDA of the Company, continued employment with the Company with a title that renders the individual eligible to receive a benefit under the Incentive Plan, the occurrence of a “change of control” (as defined in the Incentive Plan) of the Company and/or the participant’s annualized rate of base salary received from the Company. Accordingly, the calculation of the number of shares available for future issuance as set forth in the table above is based upon a number of assumptions, including that (i) the Company meets the revenue and EBITDA-based performance objectives established under the Incentive Plan, (ii) none of the current participants’ participation in the Incentive Plan is terminated prior to February 15, 2008 as a result of termination of employment with the Company or a change in title, in either case, that renders the individual ineligible to receive a benefit under the Incentive Plan and (iii) a “change of control” of the Company has not occurred. As of the date of this Proxy Statement, no participant has received any payout (in cash or stock) under the Incentive Plan. In determining the aggregate value of the shares of common stock to be awarded, the Incentive Plan provides that the shares will have an aggregate value equal to the participant’s annualized base rate of salary as in effect on February 15, 2008. Since each participant’s base salary as of such date is not determinable at this time, for purposes of the table above, the dollar value is based upon each Incentive Plan participant’s current annualized rate of base salary in effect for 2006. The Incentive Plan provides that in calculating the number of shares of the Company’s common stock to be awarded, one-third of each award shall be respectively based on the share price of the Company’s common stock on each of January 1, 2005, 2006 and 2007, utilizing the Incentive Plan participant’s base salary in effect on January 1, 2008. Since the share price of the Company’s common stock as of January 1, 2007 is not determinable at this time, for purposes of the above table, the per share value of the Company’s common stock is based upon the closing sales price of the Company’s common stock of (i) $28.00 as reported by the Pink Sheets LLC as of January 1, 2005 and (ii) $16.76 as reported by the Nasdaq National Market as of January 1, 2006. The aggregate number of shares of common stock to be received by the Incentive Plan participants has been calculated by adding (i) one-third of the Incentive Plan participants’ aggregate base salary in effect on for 2006 divided by $28.00 and (ii) two-thirds of the Incentive Plan participants’ aggregate base salary in effect for 2006 divided by $16.76. Fractional shares have been disregarded for purposes of calculating the total number of shares to be awarded.

PERFORMANCE GRAPH

The following graph shows changes from July 2002 to December 2005 in the value of $100 invested in the Company, the NASDAQ Health Services Index, and the NASDAQ Stock Market (U.S.) Index. The value of each investment is based on share price appreciation, with reinvestment of all dividends. The investments are assumed to have occurred at the beginning of the period presented. Upon effectiveness of the Company’s predecessor’s plan of reorganization on March 26, 2002, all of the Company’s outstanding common stock was distributed to its predecessor for further distribution to the predecessor’s senior creditors as contemplated by the plan of reorganization. The Company’s common stock was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 1145 of the Bankruptcy Code. The Company has been informed by the transfer agent for its common stock that its common stock was distributed to the senior creditors of its predecessor on July 12, 2002. Prior to such distribution, the Company believes that its common stock may have traded on a “when-issued and distributed” basis. Accordingly, the Company has used July 12, 2002 as the beginning measurement point in the below performance graph. The Company’s common stock was not registered under Section 12 of the Exchange Act until September 2004. It should be noted that this graph represents historical price performance and is not necessarily indicative of any future stock price performance.

COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*

AMONG ROTECH HEALTHCARE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ HEALTH SERVICES INDEX

*	$100 invested on 7/12/02 in stock or on 6/30/02 in index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	7/02	12/02	12/03	12/04	12/05
ROTECH HEALTHCARE INC.	$100.00	$83.46	$114.94	$139.93	$83.76
NASDAQ STOCK MARKET (U.S.) INDEX	100.00	90.62	136.28	151.57	170.98
NASDAQ HEALTH SERVICES INDEX	100.00	82.34	114.62	141.74	153.23

CORPORATE GOVERNANCE MATTERS

Board Meetings

In 2005, the Board of Directors held 15 meetings in person or by conference telephone. During 2005, each incumbent director attended at least 75% of the aggregate of: (1) the total number of the Board of Director meetings (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served on such committee), except for Mr. Mercer who attended 70% of the number of audit committee meetings held during the period in 2005 that he served on such committee. The Company holds at least five meetings of its Board of Directors each year. While the Company encourages all members of the Board of Directors to make every effort to attend the annual meeting of stockholders, there is no formal policy that requires their attendance at each of the annual meetings of stockholders. Mr. Reimers, the Company’s Chairman of the Board, Mr. Carter, the Company’s Chief Executive Officer, President and member of the Board, Messrs. Kuntz, Mercer and Siegel and Ms. Hill attended the 2005 annual meeting of stockholders.

Board of Director Independence

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the defined relationships that preclude them from being “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and who the Board of Directors affirmatively determines have no relationships with the Company that would impair their independence are considered to be independent directors. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ (and such members’ immediate family members’) current and historic relationships with the Company and its competitors, suppliers, auditors and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s board members are directors or executive officers. After evaluating these factors in light of Rule 4200(a)(15) of the Nasdaq Marketplace Rules, the Board of Directors has determined that Mr. Bloem, Ms. Hill, Mr. Kuntz, Mr. Mercer and Mr. Siegel are independent directors. Accordingly, a majority of the current members of the Company’s Board of Directors are “independent” directors. As discussed under “Proposal 1—Election of Directors”, Mr. Mercer and Ms. Hill have decided not to stand for reelection to the Board at the Annual Meeting. Accordingly, Mr. Mercer and Ms. Hill will not be serving on the Board or any Board committee after the date of the Annual Meeting.

Non-management members of the Board of Directors of the Company meet in executive session without members of management present, and are scheduled to do so at least twice annually. In addition, if the non-management directors of the Company include directors that are not “independent” directors, the Board will at least twice annually schedule executive sessions including only independent directors without members of management present.

Stockholder Communications

Stockholders may send communications to the Board of Directors by mail to the Company’s Corporate Secretary at Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. Any communications should be addressed to the attention of the Board as a whole or to specific Board members.

Stockholders desiring to limit or direct their communications to non-employee directors only should so indicate in the communication and direct the communication to the chairperson of the nominating and corporate governance committee. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is addressed to the attention of the Board or to a specific Board member unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company has adopted a code of ethics that applies to the members of its Board of Directors, principal executive officer, principal financial officer and other persons performing similar functions. The Company has also issued a Policy Statement on Business Ethics and Conflicts of Interest which is applicable to all employees. The Company’s code of ethics and Policy Statement on Business Ethics and Conflicts of Interest are posted on its internet website, www.rotech.com, and are available, without charge, upon written request directed to the Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

Board Committees

The Company has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The audit committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the retention and, if necessary, the termination of the Company’s auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company’s independent auditors and the Company’s accounting practices. Currently, Messrs. Siegel, Bloem and Reimers are the director members of the audit committee. The audit committee held 30 meetings during fiscal 2005 in person or by conference telephone. Mr. Mercer was a member of the audit committee during 2005 prior to the appointment of Mr. Bloem to the committee in October 2005. The audit committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. A copy of this charter, which was amended and restated as of September 27, 2005, is attached as Appendix A to this Proxy Statement. Additional copies of the charter are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. The audit committee charter is also posted on the Company’s internet website, www.rotech.com.

Mr. Siegel currently serves as the chairman of the Company’s audit committee. The Board of Directors has determined that, based upon Mr. Siegel’s experience in the fields of accounting and auditing services and Mr. Bloem’s experience as a senior financial executive as well as a tax attorney and certified public accountant, each qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. Please see “Proposal 1—Election of Directors” for a description of Mr. Siegel’s and Mr. Bloem’s relevant experience. The Board of Directors has determined that each of the current members of the audit committee is “independent”, as that term is defined by applicable Securities and Exchange Commission rules. In addition, the Board of Directors has determined that each of the current members of the audit committee is “independent”, as that term is defined by the applicable Nasdaq Marketplace Rules, except for Mr. Reimers. Pursuant to Rule 4200(a)(15) of the Nasdaq Marketplace Rules, a director is not independent if a director has an immediate family member who is a “current partner of the company’s outside auditor.” Mr. Reimers’ sister is a current partner at Deloitte & Touche LLP, the Company’s outside auditor. Such family member, however, has not (i) at any time worked on the audit of the Company’s financial statements or any other matter for the Company or (ii) received any direct compensation, credit or other benefit at any time as a result of or in any way related to Deloitte & Touche LLP serving as the Company’s outside auditor. The Board of Directors has affirmatively determined that (i) that the partner status of Mr. Reimers’ sister at Deloitte & Touche LLP does not interfere with Mr. Reimers’ exercise of independent judgment in carrying out the responsibilities of a director and his ability to effectively serve on the Company’s audit committee, compensation committee (as discussed below) and nominating and corporate governance committee (as discussed below) and (ii) under these exceptional and limited circumstances and based upon Mr. Reimers’ (1) financial expertise, (2) knowledge of compensation practices in the Company’s geographic market, industry and peer groups and his experience with the Company’s business and industry, (3) knowledge of corporate governance issues and practice and experience on numerous boards of directors, including his history with the Company’s Board of Directors, (4) unique historical knowledge and experience regarding the Company’s business, affairs, and personnel, (5) demonstrated leadership skills during his tenure with the Company and (6) prior work experience, including serving as a co-head of Goldman, Sachs & Co.’s Healthcare Group, Investment Banking Division, his membership on the Company’s audit committee, compensation committee and nominating and corporate governance committee is required by the best interests of the Company and its stockholders. Furthermore, Mr. Reimers is not a current officer or employee or a family member of an officer or employee of the Company and Mr. Reimers meets the criteria set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder.

Compensation Committee

The compensation committee of the Board of Directors, which is currently comprised of Messrs. Kuntz, Mercer and Reimers and Ms. Hill, recommends, reviews and oversees the salaries, benefits, and stock option plans for the Company’s employees, consultants, directors and other individuals compensated by the Company. As discussed under “Proposal 1—Election of Directors”, Mr. Mercer and Ms. Hill have decided not to stand for reelection to the Board at the Annual Meeting. Accordingly, Mr. Mercer and Ms. Hill will not be serving on the Board or any Board committee after the date of the Annual Meeting. The Board of Directors has determined that each of the current members of the compensation committee is “independent”, as that term is defined by the applicable Nasdaq Marketplace Rules, except for Mr. Reimers. For the reasons discussed above under “Audit Committee”, the Board of Directors has affirmatively determined that Mr. Reimers’ membership on the compensation committee is required by the best interests of the Company and its stockholders. Mr. Kuntz currently serves as chairman of the compensation committee. The compensation committee met 3 times in fiscal 2005 in person or by conference telephone. Ms. Hill did not become a member of the compensation committee until February 2006. The compensation committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. A copy of this charter, which was amended and restated effective as of September 27, 2005, is attached as Appendix B to this Proxy Statement. Additional copies of the charter are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. The compensation committee charter is also posted on the Company’s internet website, www.rotech.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Board of Directors, which is currently comprised of Mr. Reimers, Mr. Kuntz and Ms. Hill, among other things, identifies and recommends individuals to the Board for nomination as members of the Board and its committees, develops and recommends to the Board, and reviews on an ongoing basis, a set of corporate governance principles (the “Corporate Governance Guidelines”) and oversees the evaluation of the Board and the Chief Executive Officer. As discussed under “Proposal 1—Election of Directors”, Ms. Hill has decided not to stand for reelection to the Board at the Annual Meeting. Accordingly, Ms. Hill will not be serving on the Board or any Board committee after the date of the Annual Meeting. The nominating and corporate governance committee held 5 meetings during fiscal 2005 in person or by conference telephone. The nominating and corporate governance committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. A copy of the Company’s written charter for the nominating and corporate governance committee, which was amended and restated effective September 27, 2005, is attached as

Appendix C to this Proxy Statement. The Board of Directors has determined that each of the current members of the nominating and corporate governance committee is “independent,” as that term is defined by the applicable Nasdaq Marketplace Rules, except for Mr. Reimers. For the reasons discussed above under “Audit Committee”, the Board of Directors has affirmatively determined that Mr. Reimers’ membership on the nominating and corporate governance committee is required by the best interests of the Company and its stockholders. Mr. Reimers currently serves as chairman of the nominating and corporate governance committee. A copy of the Company’s Corporate Governance Guidelines, which the Board of Directors amended and restated on September 27, 2005, is attached as Appendix D to this Proxy Statement. Additional copies of the nominating and corporate governance committee charter and Corporate Governance Guidelines are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. Both documents are also posted on the Company’s internet website, www.rotech.com.

As reflected in the charter of the nominating and corporate governance committee, factors considered by the committee in the selection of director nominees are those it may deem appropriate, consistent with the criteria listed in the Company’s Corporate Governance Guidelines, and include judgment, character, high ethics and standards, integrity, skills, diversity, independence, experience with businesses and organizations of a comparable size to the Company, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. In addition, in considering nominees for director, the nominating and corporate governance committee will review the qualifications of available candidates that are brought to the attention of the committee by any member of the Board, stockholders and management or identified by the committee through the use of search firms or otherwise.

The nominating and corporate governance committee will consider nominees recommended by stockholders. The policy adopted by the nominating and corporate governance committee provides that nominees recommended by stockholders are given appropriate consideration and will be evaluated in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the nominating and corporate governance committee for election at the Company’s 2007 annual meeting of stockholders may do so by submitting in writing such nominee’s name, in compliance with the procedures and along with the other information required by the Company’s By-laws and Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), to the Secretary of the Company, at Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804 within the time frames set forth under the caption “Stockholder Proposals for 2007 Annual Meeting.”

The nominating and corporate governance committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the nominating and corporate governance committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors.

PROPOSAL 1

ELECTION OF BOARD OF DIRECTORS

The Company’s Board of Directors is currently comprised of seven (7) members. The Board has nominated five (5) director candidates for election at the Annual Meeting. As discussed below, Mr. Mercer and Ms. Hill have decided not to stand for reelection to the Board at the Annual Meeting. Immediately following the Annual Meeting, there will be two (2) vacancies on the Board. The nominating and corporate governance committee is currently in the process of searching for and recruiting qualified candidates to fill these vacancies. Upon identifying qualified candidates that are willing to serve as members of the Company’s Board of Directors, the Board intends to appoint such candidates to serve as members of the Board until the next annual meeting of stockholders.

On May 1, 2006, Mr. Mercer informed the Company that he did not intend to stand for reelection to the Board following the expiration of his term as director at this year’s Annual Meeting. In addition, on May 31, 2006, Ms. Hill advised that Company that she has decided not to stand for reelection to the Board following the expiration of her term as director at this year’s Annual Meeting in order to pursue other professional opportunities. Accordingly, Mr. Mercer and Ms. Hill will not be serving on the Board or any Board committee after the date of the Annual Meeting.

All nominees identified below are expected to serve if elected, and each of them has consented to being named in this Proxy Statement and to serve if elected. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy will have the right to vote according to their judgment for another person instead of such unavailable nominee. All of the director nominees are currently directors of the Company.

Information Regarding Nominees to the Board of Directors

The following table provides information regarding each nominee to the Board of Directors.

Name	Age	Position
Philip L. Carter	57	President, Chief Executive Officer and Director
Arthur J. Reimers	51	Chairman of the Board
James H. Bloem	55	Director
Edward L. Kuntz	61	Director
Arthur Siegel	68	Director

All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Philip L. Carter has been President, Chief Executive Officer and a director of the Company since December 2002. From March 2002 to November 2002, Mr. Carter was self-employed. From May 1998 to February 2002, Mr. Carter was the Chief Executive Officer and a director of Apria Healthcare Group Inc., a publicly traded healthcare company. Prior to joining Apria Healthcare Group Inc., Mr. Carter had served as President and Chief Executive Officer of Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, since 1995.

Arthur J. Reimers, the Chairman of the Board of Directors, has been a director of the Company since March 2002. From 2001 to present, Mr. Reimers has acted as an independent financial consultant and business consultant. Mr. Reimers joined Goldman, Sachs & Co. as an investment banker in 1981 and in 1990 became a partner of the firm. Upon Goldman, Sachs & Co.’s initial public offering in 1998, he became a Managing Director and served in that capacity until his resignation in 2001. From 1996 through 1999, Mr. Reimers served as a co-head of Goldman, Sachs & Co.’s Healthcare Group, Investment Banking Division. Mr. Reimers serves on the Board of Directors of Bear Naked, Inc., a private food company. Mr. Reimers also currently serves as a member of the Management Advisory Board of New Mountain Capital, L.L.C., a private equity firm and as a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers is currently an assistant adjunct professor at Miami University and sits on the investment committee of the Miami University Foundation. Mr. Reimers has a Bachelor of Science from Miami University and a Masters of Business Administration from the Harvard Business School.

James H. Bloem has been a director of the Company since October 2005. Since February 2001, Mr. Bloem has served as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc., a publicly traded health benefits company. Mr. Bloem has extensive experience as a senior financial and operating executive for publicly traded companies as well as a corporate and tax attorney and certified public accountant in private practice. Mr. Bloem has a Bachelor of Arts degree from Calvin College, a Juris Doctor degree from Vanderbilt Law School and a Masters of Business Administration from Harvard Business School.

Edward L. Kuntz has been a director of the Company since March 2002. Mr. Kuntz currently serves as the Executive Chairman of the Board of Directors of Kindred Healthcare, Inc., a long-term health care provider. From 1999 to December 2003, Mr. Kuntz served as the Chairman of the Board and Chief Executive Officer of Kindred. From 1998 to 1999, Mr. Kuntz served in several other capacities at Kindred, including as President, Chief Operating Officer and a director. From 1992 to 1997, Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term health care services. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of health care services and investment companies. Mr. Kuntz has a Masters of Law, a Juris Doctor and a Bachelor of Arts degree from Temple University.

Arthur Siegel has been a director of the Company since October 2002. He is currently an independent consultant. From October 1997 to August 2001, he was the executive director of the Independence Standards Board, a promulgator of independence standards for auditors. In October 1997, he retired from Price Waterhouse LLP (now PricewaterhouseCoopers LLP) after 37 years, including 25 years as a partner and seven years as vice chairman of accounting and auditing services. Mr. Siegel holds a Masters of Business Administration and a Bachelor of Arts from Columbia University.

Vote Required

The affirmative vote of the holders of a plurality of the combined voting power of all shares of the Company’s common stock voted at the Annual Meeting, whether in person or by proxy, is required to elect directors. Each share of common stock has one (1) vote. The enclosed proxy allows you to vote for the election of all of the nominees listed, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

If you do not vote for a nominee, your vote will not count either for or against the nominee. Also, if your broker does not vote on any of the nominees, it will have no effect on the election.

The persons named in the enclosed proxy intend to vote FOR the election of all of the nominees. Each of the nominees currently serves as a director of the Company. Each of the nominees has consented to be nominated. The Company does not foresee that any of the nominees will be unable or unwilling to serve, but if such a situation should arise, your proxy will vote in accordance with his or her best judgment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. CARTER, REIMERS, BLOEM, KUNTZ AND SIEGEL.

PROPOSAL 2

RATIFICATION AND APPROVAL OF THE 2006 EXECUTIVE OFFICER BONUS PLAN

General

Annual incentive compensation is an integral part of the Company’s compensation program. The Company continually strives to keep its executive compensation aligned with corporate performance objectives and the interests of its stockholders. Effective as of January 1, 2006, the compensation committee and the Board of Directors adopted the 2006 Executive Officer Bonus Plan (the “2006 Bonus Plan” or “Plan”) to permit the Company to continue to provide a competitive annual incentive compensation opportunity in order to attract and retain key officers. The 2006 Bonus Plan is designed to reward executive and other officers only if specific, objective, predetermined performance goals are achieved during the 2006 calendar year.

The Company’s stockholders are being asked to ratify and approve the adoption of the 2006 Bonus Plan to permit compensation paid under the Plan (if any) to be tax deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1,000,000 the amount that a public company can deduct each year for compensation paid to each of its chief executive officer and four other most highly compensated executive officers. However, “qualified performance-based compensation” is not subject to this deductibility limit. Any incentive payments made to the applicable officers under the 2006 Bonus Plan are intended to qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code.

In accordance with the requirements of Section 162(m) of the Code, the 2006 Bonus Plan is being presented to the Company’s stockholders for their approval. If the stockholders approve the 2006 Bonus Plan and the Company complies with certain other requirements set forth in Section 162(m) of the Code, any incentive payments made to the applicable officers pursuant to the terms of the Plan should be deductible for federal income tax purposes. If the 2006 Bonus Plan is not approved by stockholders, any awards to the applicable officers under the Plan would not comply with Section 162(m) of the Code. However, in any event, the 2006 Bonus Plan will remain in effect.

Description of the 2006 Bonus Plan

Eligibility and Administration

Participation in the 2006 Bonus Plan is limited to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other officers of the Company selected by the compensation committee. As of the date of this Proxy Statement, five officers of the Company are eligible to participate in the 2006 Bonus Plan. The 2006 Bonus Plan is administered by the compensation committee.

Determination of Incentive Awards and Payment

Awards granted to participants under the 2006 Bonus Plan are determined by the compensation committee upon the achievement of certain financial objectives related to the Company’s 2006 revenue, EBITDA, earnings per share and the achievement of certain other performance goals. Such financial performance objectives are subject to a dollar for dollar adjustment to reflect decreases in government reimbursement. As contemplated in their respective employment agreements, the 2006 Bonus Plan provides Mr. Carter (the Company’s Chief Executive Officer) and Mr. Dobbs (the Company’s Chief Operating Officer) with a cash bonus opportunity of up to 100% of their respective 2006 annual base salaries. In addition, Mr. Carter and Mr. Dobbs are each eligible to receive an additional bonus payment for 2006 (separate and apart from their participation in the 2006 Bonus Plan) in the discretion of the compensation committee as contemplated by their respective employment agreements with the Company. The 2006 Bonus Plan provides the other Plan participants with a cash bonus opportunity of up to 75% of the participant’s 2006 annual base salary. The amount each participant receives, if any, will depend upon the Company’s achievement of specific financial and performance targets and the participant’s continued employment with the Company.

Under the 2006 Bonus Plan, 90% of the bonus target amount has been allocated among three measures of financial performance and the remaining 10% has been allocated to a quality of patient care objective. For each financial performance measure there is a minimum performance goal or threshold that must be achieved for any bonus to be payable with respect to that performance measure, and a target performance goal that must be achieved for the bonus to be paid at the maximum level with respect to that measure. If the Company does not meet the threshold level for a particular performance measure, no bonus will be payable with respect to that performance measure. The bonus award will increase on a directly proportional basis from 0% to up to 100% of the maximum bonus award for each performance measure, based on the amount by which the threshold amount is exceeded for that performance measure. The compensation committee will determine whether, and the extent to which, bonuses are payable pursuant to the 2006 Bonus Plan. Participants will receive all of their incentive payments under the 2006 Bonus Plan in the form of cash.

Because publication of confidential and proprietary quantifiable targets and other specific goals for the Company and its officers could place the Company at a competitive disadvantage, it has not been the Company’s practice to disclose the specific financial and other performance target levels set forth in its bonus plans. Accordingly, the specific financial and other performance target levels set forth in the 2006 Bonus Plan are not disclosed in this Proxy Statement.

Federal Tax Consequences

The following is a summary of the principal federal income tax consequences generally applicable to incentive payments that may be made under the 2006 Bonus Plan.

The amount of any cash received in connection with the 2006 Bonus Plan will be taxable as ordinary income to a participant. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, compensation paid under the 2006 Bonus Plan is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Company will be entitled to a corresponding tax deduction at the time the applicable participant recognizes ordinary income under the 2006 Bonus Plan.

New Plan Benefits

The amounts that participants will receive under the 2006 Bonus Plan are not presently determinable. Given that the amounts actually received by participants under the 2006 Bonus Plan will depend on the Company’s future performance, the amounts presented below are for illustrative purposes only, and actual payouts under the 2006 Bonus Plan, if any, are likely to be different from those presented. Accordingly, the amounts shown below are based on a number of assumptions, including that (i) each of the specific financial and performance targets under the 2006 Bonus Plan is achieved at the maximum payout level provided under the 2006 Bonus Plan and (ii) the identified participants’ employment with the Company is not terminated prior to their receiving their incentive payment under the 2006 Bonus Plan.

2006 Executive Officer Bonus Plan

Name and Position	Dollar Value ($)
Philip L. Carter, President and Chief Executive Officer (1)	920,000
Michael R. Dobbs, Chief Operating Officer (1)	520,000
Executive officers, as a group (2)	1,440,000
Nonemployee directors, as a group	—
Non-executive officers, as a group (3)	716,250

(1)	Represents 100% of such officer’s base salary in effect for 2006. This amount does not include additional bonus payments for 2006 that may be paid to Mr. Carter and Mr. Dobbs in the discretion of the compensation committee as contemplated by their respective employment agreements with the Company.

(2)	The Company’s current executive officers are Mr. Carter and Mr. Dobbs. Effective as of May 31, 2006, Barry E. Stewart resigned as the Company’s Chief Financial Officer and therefore is not eligible to receive any payments under the 2006 Bonus Plan. The bonus payments reflected above do not reflect any bonus that may be paid under the 2006 Bonus Plan to any successor to Mr. Stewart as the Company’s Chief Financial Officer.
(3)	Represents 75% of the other current Plan participants’ (three participants) aggregate base salary in effect for 2006.

Vote Required

The affirmative vote of the holders of the majority of the combined voting power of the common stock voted at the Annual Meeting, whether in person or by proxy, is required to ratify and approve the adoption of the 2006 Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION AND APPROVAL OF THE 2006 BONUS PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The audit committee and the Board of Directors have determined that the selection of Deloitte should be submitted to the Company’s stockholders for ratification. A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

Principal Accountant Fees

The aggregate fees paid for professional services rendered by Deloitte & Touche LLP and its affiliates (collectively, the “Deloitte Entities”), the Company’s principal accountant, for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2004 were $1,231,000 and $433,000, respectively.

The following table sets forth fees paid to the Deloitte Entities with respect to services provided for fiscal years 2005 and 2004 (dollars in thousands):

Fee Category	Fiscal Year 2005	% of Total	Fiscal Year 2004	% of Total
Audit Fees(1)	$1,231	58%	$433	73%
Audit-Related Fees(2)	$732	35%	$108	18%
Tax Fees(3)	$137	7%	$39	6%
All Other Fees(4)	$6	0%	$16	3%
Total Fees	$2,106	100%	$596	100%

(1)	Audit Fees are fees for professional services performed for the audit of the Company’s annual financial statements and review of quarterly financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees for 2005 include fees incurred in connection with the Company’s restatement of its annual financial statements for the year ended December 31, 2004.

(2)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements. This category consists primarily of employee benefit and compensation plan audits, consulting on financial accounting/reporting standards and fees for testing internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Fees relating to the Company’s testing of internal controls were $682 and $60 in 2005 and 2004, respectively.

(3)	Tax Fees are fees for professional services performed with respect to tax compliance, tax advice and tax planning. The Company paid the Deloitte Entities an aggregate amount of $137 for Tax Fees during the year ended December 31, 2005, $24 of which was for tax compliance and $113 of which was for tax consultation and planning. The Company paid the Deloitte Entities an aggregate amount of $39 for Tax Fees during the year ended December 31, 2004, $28 of which was for tax compliance and $11 of which was for tax consultation and planning.

(4)	All Other Fees are fees for other permissible work that does not meet the above category descriptions and consisted primarily of internal audit strategic assessment fees and subscription based accounting research tools.

Independence

The audit committee has reviewed and discussed the fees paid to the Deloitte Entities during the last fiscal year for audit and non-audit services and believes that the provision of the non-audit services is compatible with the auditor’s independence.

Pre-approval Policy

The Company’s audit committee has policies and procedures that require the pre-approval by the audit committee of each service performed by the Company’s independent registered public accounting firm. During the course of the year, the audit committee will review, evaluate and approve proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the Company’s accountants. As applicable, the authority to grant pre-approvals may be delegated to one or more of the members of the audit committee. However, any decision made by these members must be presented to the full audit committee at a future audit committee meeting.

All of the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.

Vote Required

The affirmative vote of the holders of the majority of the combined voting power of the common stock voted at the Annual Meeting, whether in person or by proxy, is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with the Company’s 2007 annual meeting must submit their proposals to the Company’s Secretary at the principal executive offices of the Company no later than January 1, 2007. However, if the date of the 2007 annual meeting of stockholders is changed by more than 30 days from the date of this year’s Annual Meeting (June 30th) then the deadline for submission of stockholder proposals would be a reasonable time before the Company begins to print and mail its proxy materials for the 2007 annual meeting of stockholders. Upon determination by the Company that the date of the 2007 annual meeting will be advanced or delayed by more than 30 days from the date of this year’s Annual Meeting, the Company will disclose such change in the earliest possible Quarterly Report on Form 10-Q or other applicable Exchange Act report filed with the Securities and Exchange Commission.

Stockholder proposals that are not made under Rule 14a-8, including director nominations, must comply with the Company’s By-laws, under which, such proposals must be delivered to the Company’s Secretary at the principal executive offices of the Company no earlier than the close of business on April 1, 2007 and no later than the close of business on May 1, 2007 to be considered timely, provided, however, in the event that the date of the 2007 annual meeting is more than thirty (30) days before or more than sixty (60) days after June 30, 2007, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the 2007 annual meeting and not later than the close of business on the later of the 60th day prior to the 2007 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for 2005, containing audited financial statements for the years ended December 31, 2003, December 31, 2004 and December 31, 2005 accompanies this Proxy Statement. Upon written request, the Company will send to stockholders of record, without charge, additional copies of its Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended December 31, 2005 (without exhibits), which the Company has filed with the Securities and Exchange Commission. In addition, upon written request and payment of a fee equal to the Company’s reasonable expenses, the Company will send to stockholders of record, copies of any exhibit to the Company’s Form 10-K (as amended) for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. All written requests should be directed to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.

By Order of the Board of Directors,

Philip L. Carter

President and Chief Executive Officer

Orlando, Florida

June 6, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

PLEASE VOTE—YOUR VOTE IS IMPORTANT.

Appendix A

ROTECH HEALTHCARE INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee of Rotech Healthcare Inc. (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Corporation to any governmental body or the public; (b) the Corporation’s systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; (d) the performance of the Corporation’s internal audit function and independent auditors; and (e) the Corporation’s auditing, accounting and financial reporting process generally (including oversight of the audits of the financial statements of the Corporation). It is also the Audit Committee’s responsibility to prepare the Audit Committee report that Securities and Exchange Commission rules require to be included in the Corporation’s annual proxy statement. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. In discharging its responsibilities, the Audit Committee will:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Corporation and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.    COMMITTEE MEMBERSHIP AND REMOVAL

The Audit Committee shall consist of three or more directors (as determined by the Board of Directors), each of whom shall satisfy the independence, financial literacy and experience requirements established by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. Marketplace Rules and any other applicable regulatory requirements (subject to any applicable exceptions to such requirements). Additionally, at least one member of the Audit Committee shall in the judgment of the Board be an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission, and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the financial sophistication standard as defined by the requirements of the Nasdaq Stock Market, Inc. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Corporation (or any current subsidiary) at any time during the past three years.

The members of the Audit Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be recommended by the Nominating and Corporate Governance Committee and appointed by the Board. Members of the Audit Committee shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The entire Audit Committee or any individual Audit Committee member may be removed from office with or without cause by the affirmative vote of a majority of the Board. Any Audit Committee member may resign effective upon giving written notice to the Chairman of the Board (unless the notice specifies a later time for the effectiveness of such resignation).

Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.    COMMITTEE STRUCTURE AND OPERATIONS

Unless a Chair is designated by a majority vote of the full Board, the members of the Audit Committee may designate one member of the Committee to serve as Committee Chair by a majority vote of the full Committee. The Chair of the Audit Committee will, among other things, preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. The Audit Committee shall meet at least four times annually on a quarterly basis, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair. As part of its job to foster open communication, the Audit Committee will meet periodically with management, the head of the internal audit function, the chief legal officer and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet with the independent auditors and management quarterly to review the Corporation’s financial statements before they are announced publicly.

IV.    RESPONSIBILITIES AND DUTIES

As the independent auditors are accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to retain, evaluate and, where appropriate, terminate the independent auditors (or to nominate the independent auditors for stockholder approval) and shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities and duties the Audit Committee shall:

General Review of Documents/Reports

1.    Review and update this Charter periodically, at least annually, as conditions dictate.

2.    Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

Independent Auditors

3.    Be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or any related work for the Corporation. The independent auditors must report directly to the Audit Committee.

4.    Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all audit services to be provided by the independent auditors and (b) all permitted non-audit services to be provided by the independent auditors and, in connection therewith, to approve all fees and other terms of engagement.

5.    Review and approve disclosures regarding non-audit services required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act of 1934.

6.    Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee is also responsible for taking, or recommending that the full board take, appropriate action to oversee the independence of the independent auditors.

7.    Obtain and review a report, at a minimum, on an annual basis, from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

8.    Confirm that there is proper audit partner rotation (i.e., the lead audit partner and the audit partner responsible for reviewing the audit has not performed audit services for the Corporation for more than each of the four previous fiscal years).

9.    Review all reports that the federal securities laws or generally accepted auditing standards require the independent auditors to submit to the Audit Committee, including (i) the report of the independent auditors on critical accounting policies, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) any material written communications between the independent auditors and management.

10.    Evaluate the qualifications and performance of the independent auditor, including considering whether the auditor’s quality controls are adequate, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board. Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the independent auditors.

11.    Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 regarding illegal acts has not been implicated.

Annual Financial Statements

12.    Review and discuss with management, the internal audit group and the independent auditors the Corporation’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

13.    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, relating to the conduct of the audit.

14.    Recommend to the Board, if appropriate, that the Corporation’s annual audited financial statements be included in the Corporation’s annual report on Form 10-K for filing with the Securities and Exchange Commission or otherwise disclosed to the Corporation’s stockholders and other stakeholders.

15.    Prepare the report required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement, if applicable, and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

Quarterly Financial Statements

16.    Review with financial management and the independent auditors each quarterly report on Form 10-Q prior to its filing.

17.    Review and discuss with management, the internal audit group and the independent auditors, the Corporation’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

Financial Reporting Processes and Periodic Reviews

18.    In consultation with the independent auditors, the internal auditors and management, review the integrity of the organization’s financial reporting processes, both internal and external.

19.    Discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Corporation’s accounting principles and policies and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Corporation’s financial statements.

20.    Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors or management. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

21.    Periodically review and discuss with management, the internal audit group, the independent auditors and the Corporation’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Corporation’s financial statements, including applicable changes in accounting standards or rules.

Discussions with Management

22.    Review and discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. At least one member of the Audit Committee should review the Corporation’s earnings press releases before they are released to the public.

23.    Review and discuss with management all material off balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Corporation with unconsolidated entities or other persons that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

24.    Review and discuss with management the Corporation’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Corporation’s risk assessment and risk management guidelines and policies.

The Internal Audit Function and Internal Controls

25.    Review the performance of the internal audit group annually and review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the internal audit group. Review any significant reports to management prepared by the internal audit group and management’s responses.

26.    Review and approve the appointment and replacement of the Corporation’s chief internal auditor.

27.    In consultation with the independent auditors and the internal audit group, review the adequacy of the Corporation’s internal control structure and procedures designed to ensure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group. Review and discuss any special steps adopted in light of material internal control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

28.    Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

29.    Prior to filing the Form 10-K, review (a) the internal control report prepared by management, including management’s assessment of the effectiveness of the Corporation’s internal control structure and procedures for financial reporting and (b) the independent auditors’ attestation and report on the assessment made by management.

30.    Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Process Improvement

31.    Establish regular and separate systems of reporting to the Audit Committee by the chief legal officer, each member of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

32.    Following completion of the annual audit, review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreements between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each of (a) and (b).

33.    Review and approve all proposed related-party transactions.

34.    Set clear hiring policies regarding the Corporation’s hiring of employees or former employees of the independent auditors who were engaged on the Corporation’s account.

35.    Report regularly to the Board, after each Audit Committee meeting and review, on an annual basis, its own performance and the adequacy of this charter as required under “Performance Evaluation” below.

36.    Establish, review and update periodically the Corporation’s Code of Ethics for Directors, Senior Executive, Financial and Accounting Officers and the Policy Statement on Business Ethics and Conflicts of Interests (collectively, the “Codes of Ethics”) and ensure that management has established a system to enforce the Codes of Ethics. Discuss with management compliance matters related to the Codes of Ethics.

37.    Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V.    DELEGATION TO SUBCOMMITTEE

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of the audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

VI.    PERFORMANCE EVALUATION

The Audit Committee shall produce and provide to the Board an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Audit Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other individual designated by the Audit Committee to make this report.

VII.    RESOURCES AND AUTHORITY OF THE COMMITTEE

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee and as it determines is otherwise necessary to carry out its duties. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Corporation shall provide appropriate funding, as determined by the Audit Committee, for the payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or any related work for the Corporation, (ii) compensation to any independent legal, accounting and other consultants retained to advise the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Last revised: September 27, 2005

Appendix B

ROTECH HEALTHCARE INC.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

I.    Purpose of Committee

The primary objective of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rotech Healthcare Inc. (the “Company”) is to (a) discharge the Board’s responsibilities relating to compensation of the Company’s executives and (b) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, when required, in accordance with the applicable rules and regulations of the SEC and any other regulatory requirements. For the purpose of this charter, compensation shall include:

•	annual base salary;

•	annual incentive opportunity;

•	stock option or other equity compensation plans;

•	long-term incentive opportunity;

•	deferred compensation plans;

•	the terms of employment agreements, severance arrangements, and change in control agreements, in each case as, when and if appropriate;

•	any special or supplemental benefits; and

•	any other payments that are deemed compensation under applicable SEC rules.

The Committee shall have overall responsibility with respect to the design, approval, and evaluation of the executive compensation plans, policies, and programs of the Company and its subsidiaries. The Committee shall be responsible for determining the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, and when compensation may be paid by the Company which is not deductible for Federal income tax purposes. The Committee shall also be responsible for ensuring that any compensation paid by the Company to executives is not considered an impermissible personal loan by Section 402 of the Sarbanes-Oxley Act.

The Committee should develop a compensation policy that creates a direct relationship between pay levels, corporate performance, the Company’s compliance with all applicable laws and regulations, the provision of quality services to the Company’s customers and returns to shareholders, and vigilantly monitor the results of such policy to assure that the compensation payable to the Company’s executives provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

The Committee shall have the authority to delegate responsibility for the day-to-day management of executive compensation to the officers of the Company.

II.    Committee Membership and Removal

The Committee shall be composed solely of three or more directors (as determined by the Board of Directors), each of whom shall satisfy the independence requirements established by the Securities and Exchange Commission (“SEC”), The Nasdaq Stock Market, Inc. Marketplace Rules and any other applicable regulatory requirements (subject to any applicable exceptions to such requirements). In addition, a person may serve on the

Committee only if the Board determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements for an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be recommended by the Nominating and Corporate Governance Committee and appointed by the Board. The Board will look favorably upon those candidates with experience in matters relating to executive compensation. Members of the Committee shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The entire Committee or any individual Committee member may be removed from office with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving written notice to the Chairman of the Board (unless the notice specifies a later time for the effectiveness of such resignation).

III.    Committee Structure and Operations

The Committee shall meet at least four (4) times a year, with further meetings to occur or actions to be taken by unanimous written consent when deemed necessary or desirable by the Committee or its chairperson. Unless a chairperson is designated by a majority vote of the full Board, the members of the Committee may designate one member of the Committee to serve as Committee chairperson by a majority vote of the full Committee. The chairperson shall determine the agenda (in consultation with the members of the Board and with management), the frequency and the length of meetings. In addition, any Board member shall be entitled to include additional subjects on the agenda for each Committee meeting, as applicable. Such chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of business of the Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue.

In addition, at the first meeting of the Committee held following the each year’s annual meeting of shareholders, the chair, in consultation with the other members of the Committee, shall determine the list of items to be addressed by the Committee during the coming year. The chair will ensure that the aforementioned list is circulated to each member of the Committee as well as each of the other directors no later than five business days after the first meeting of the Committee held following the annual meeting of shareholders.

The Committee may invite members of management and other persons to its meetings as it may deem desirable or appropriate. The Committee shall report regularly (not less than once per year) to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

IV.    Committee Duties and Responsibilities

In carrying out its responsibilities, the Committee shall establish and maintain flexible policies and procedures, in order to best react to changing conditions and to ensure to the directors and shareholders that the design, approval, and evaluation of the executive compensation plans, policies, and programs of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Compensation Committee shall:

•	Prepare the report required by the SEC to be included in the Company’s annual proxy statement, when required.

•	Make decisions for or recommendations to the Board with respect to the compensation of all directors, officers and other key executives.

•	Make recommendations to the Board regarding the Company’s compensation plans, including the Company’s incentive compensation plans and equity-based plans. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans.

•	Review and approve on an annual basis, corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of whether the goals and objectives have been achieved and set the CEO’s compensation levels based on this evaluation. The Committee will also consider the Company’s performance, shareholder returns, the value of similar incentive awards to chief executive officers at comparable companies, awards given to the CEO in past years, the Company’s compliance with all applicable laws and regulations, the provision of quality services to the Company’s customers and any other factors the Committee deems relevant to determine the long-term incentive compensation of the CEO.

•	Review and approve, at least annually, for each and any executive officer and other key executives of the Company:

(i)	the annual base salary level;

(ii)	the annual incentive opportunity level;

(iii)	the long-term incentive opportunity level;

(iv)	employment agreements, severance arrangements and change in control provisions/agreements, in each case as, when, and if appropriate;

(v)	any bonus; and

(vi)	any special or supplemental benefits.

•	Review and reassess the adequacy of this charter annually and recommend to the Board any changes deemed appropriate by the Committee.

•	Review its own performance at least annually as required under “Performance Evaluation” below.

•	Report regularly to the Board at least four times per year.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Nominating and Corporate Governance Committee or the Board deems necessary or appropriate.

V.    Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

VI.    Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other individual designated by the Committee to make this report.

VII.    Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. The Committee shall have the sole authority to retain or terminate compensation consultants to assist the Committee in the evaluation of director, CEO or senior executive compensation. The Committee shall also have the sole authority to determine the terms of engagement and the extent of funding necessary for payment of compensation to any consultant retained to advise the Committee.

Last revised: September 27, 2005

Appendix C

ROTECH HEALTHCARE INC.

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.    Purposes of Committee

The purposes of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Rotech Healthcare Inc. (the “Company”) are to (i) identify and recommend individuals to the Board for nomination as members of the Board and its committees (including this Committee), (ii) develop and recommend to the Board, and review on an ongoing basis, a set of corporate governance principles applicable to the Company (the “Corporate Governance Guidelines”) and (iii) oversee the evaluation of the performance of the Board and management, including the Company’s Chief Executive Officer.

II.    Committee Membership and Removal

The Committee shall consist solely of three or more independent directors (“Independent Directors”) (as determined by the Board of Directors), each of whom shall satisfy the independence requirements established by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. (“Nasdaq”) Marketplace Rules and any other applicable regulatory requirements (subject to any applicable exceptions to such requirements).

The members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be recommended by the Committee as set forth below and appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

The entire Committee or any individual Committee member may be removed from office with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving written notice to the Chairman of the Board (unless the notice specifies a later time for the effectiveness of such resignation).

III.    Committee Structure and Operations

The Board shall designate one member of the Committee to serve as Committee chairperson by a majority vote of the full Board. The chairperson shall determine the agenda (in consultation with the members of the Board and with management), the frequency and the length of meetings. In addition, any Board member shall be entitled to include additional subjects on the agenda for each Committee meeting, as applicable. Such chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of business of the Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

The Committee may invite members of management and other persons to its meetings as it may deem desirable or appropriate. The Committee shall report regularly (not less than once per year) to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

IV.    Committee Duties and Responsibilities

The duties and responsibilities of the Committee include the following:

1.    To make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size and/or composition of the Board or any committee thereof.

2.    To identify individuals believed to be qualified to become Board members (including conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates), to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders, and in each case to provide to the Board the Committee’s assessment whether such individual would be considered independent. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy. In recommending candidates for Board membership, the Committee shall take into consideration the criteria set forth in the Corporate Governance Guidelines, which include judgment, character, high ethics and standards, integrity, skills, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. As necessary, the Committee will establish additional criteria for the selection of new directors to serve on the Board. The Corporate Governance Guidelines shall set forth the nomination process with respect to Board membership. The Committee will consider nominations submitted by stockholders so long as such nominations are made in accordance with the procedures set forth in the Company’s by-laws and the Corporate Governance Guidelines. The Committee will also consider candidates proposed by management and any member of the Board.

3.    To develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director or member of senior management, as well as making the initial assessment as to whether a director is otherwise independent under the Nasdaq Marketplace Rules. The Committee will also recommend to the Board any modifications to these standards that the Committee deems desirable, and provide to the Board the Committee’s assessment of which directors should be deemed independent under any recommended modifications of the standards.

4.    To review the structure of the Board’s committees and to recommend to the Board for its approval directors to serve as members of each committee, and where appropriate, make recommendations regarding the removal of any member of any committee. To identify, as needed, Board members qualified to fill vacancies on any committee of the Board (including this Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In recommending a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate, including, without limitation, the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

5.    Establish procedures for the Committee to exercise oversight of the evaluation of management and the Board. The Committee shall report to the Board following the end of each fiscal year with an evaluation of the Board’s performance of its duties and responsibilities during the preceding fiscal year with the objective of improving the effectiveness of the Board. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

6.    To annually conduct an evaluation of the performance of the Chief Executive Officer and, through its chairperson, to communicate this evaluation to the Chief Executive Officer and the chairperson of the Compensation Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

7.    Make recommendations to the Board with respect to potential successors to the Chief Executive Officer and, with the participation of the Chief Executive Officer, develop and recommend to the Board management succession and career development plans with respect to the Company’s senior management including, the President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Information Officer and any other officer that the Board deems necessary or appropriate. The Committee should review and concur in the management succession plan at least once a year.

8.    Develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company, and to review the Corporate Governance Guidelines at least once a year.

9.    Review a director’s continuation on the Board in the event that (i) a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, (ii) a director becomes involved in a current or potential conflict of interest or (iii) a director becomes unable to spend the time required to carry out his or her responsibilities as a director or becomes disabled and recommend to the Board whether, under the circumstances, such director should continue to serve on the Board.

10.    Prepare and issue the evaluation required under “Performance Evaluation” below.

11.    Review and reassess the adequacy of this charter annually and recommend to the Board any changes deemed appropriate by the Committee.

12.    Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

V.    Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

VI.    Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other individual designated by the Committee to make this report.

VII. Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee also shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve fees payable to such search firm and other terms of retention.

Last revised: September 27, 2005

Appendix D

ROTECH HEALTHCARE INC.

CORPORATE GOVERNANCE GUIDELINES

I.    Introduction

The Board of Directors (the “Board”) of Rotech Healthcare Inc. (the “Company”), acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted these corporate governance principles (the “Guidelines”) to promote the effective functioning of the Board and its Committees (as defined below), to promote the interests of stockholders, and to ensure a common set of expectations as to how the Board, its various Committees, individual directors and management should perform their functions. The Guidelines, in conjunction with the Company’s Certificate of Incorporation, by-laws and Board Committee charters, form the framework for governance of the Company.

II.    Board Mission and Objective

The Board is elected by the Company’s stockholders to provide oversight and strategic guidance to senior management. The Board’s primary objective is to represent the interests of the Company and its stockholders in maintaining and enhancing the success of the Company’s business, including optimizing long-term returns to increase stockholder value.

III.    Board Composition and Size

The members of the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. A majority of the Board shall consist of directors who the Board has determined are “independent” (an “Independent Director”) under applicable Securities and Exchange Commission rules, The Nasdaq Stock Market, Inc. Marketplace Rules and any other applicable regulatory requirements. The Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, will assess its size from time to time.

IV.    Policy Regarding Chairman and Chief Executive Officer

The Board shall select its chairman (the “Chairman”) and the Company’s Chief Executive Officer in any way it considers in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the Independent Directors or should be an employee of the Company.

V.    Selection of Directors

Nominations and Appointments. The Board as a whole will be responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. Subject to the right of the Board to decide otherwise when deemed appropriate, the Chief Executive Officer of the Company generally should be a director. The Board’s Nominating and Corporate Governance Committee shall be responsible for identifying and recommending to the Board qualified candidates for Board membership, based primarily on the following criteria:

•	judgment, character, high ethics and standards, integrity, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	the relevance of the candidate’s experience to the business of the Company including, the candidate’s experience with businesses and other organizations of comparable size to the Company;

•	the ability to contribute to the evaluation of the existing management of the Company;

•	the candidate’s independence from conflict or direct economic relationship with the Company;

•	the ability of the candidate to attend Board and Committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings and to otherwise function effectively as a director;

•	the ability and willingness to represent the stockholders’ short and long term economic interests;

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board; and

•	the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective and responsive to the needs of the Company and its stockholders.

In addition to the foregoing standards, the incumbent directors will be evaluated for re-nomination based on the following criteria:

•	adequate preparation for Board and Committee meetings, including a thorough review of and familiarity with any materials supplied before each meeting;

•	participation in and contributions to Board and Committee discussions;

•	providing advice and counsel to management of the Company;

•	regular attendance at Board and Committee meetings; and

•	maintaining an independent familiarity with the external environments in which the Company operates especially in the director’s own particular fields of expertise.

In considering nominees for director, the Nominating and Corporate Governance Committee shall review the qualifications of available candidates that are brought to the attention of the Committee by directors and management or identified by the Committee through the use of search firms or otherwise, in each case consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee shall also be responsible for initially assessing whether a candidate would be an Independent Director.

The Nominating and Corporate Governance Committee shall also give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s by-laws, and shall evaluate such candidates in the same manner as other candidates identified to the Committee. The Company will disclose any material changes to its procedures by which a stockholder may submit nominations in its annual report on Form 10-K or quarterly report on Form 10-Q for the period in which such changes occur.

Members of the Nominating and Corporate Governance Committee shall discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, shall be responsible for proposing a slate of nominees for election to the Board by the stockholders and, in the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy, with primary emphasis on the criteria set forth above. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, shall also make a determination as to whether a nominee or appointee would be an Independent Director.

Invitations. The invitation to join the Board should be extended by the Board, the Chairman or the chairperson of the Nominating and Corporate Governance Committee.

VI.    Continuation as a Director

Change in Position. When a director has a substantial change in the principal occupation or business association from the position he or she held when originally invited to join the Board, becomes involved in a current or potential conflict of interest, becomes unable to spend the time required to carry out his or her responsibilities as a member of the Board or becomes disabled, the director must promptly inform the chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall review such director’s continuation on the Board, particularly in the case of an Independent Director to determine whether such director would still be considered independent. The Nominating and Corporate Governance Committee shall then recommend to the Board whether under the circumstances, such director should continue to serve on the Board. No member of the Board whose Board membership is being reviewed shall participate in the review process or vote on the matter.

No Term Limits. A director may be reelected to any number of one-year terms. The Board believes that much of the knowledge of the Company’s operations, management and businesses is cumulative, and so long as a director is deemed by the Board to meet the criteria for board service, there shall be no term limits with respect to the reelection of directors.

Retirement. As a general matter, a retiring Chief Executive Officer (or other Officer/Director) will resign from the Board at the time of his/her retirement from the Company.

VII.    The Committees of the Board

The Board shall have at least three Committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee (collectively, the “Committees” and each a “Committee”). Each Committee shall have a written charter. Each Committee shall report regularly to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be composed of no fewer than three members. Each Committee member must satisfy the membership requirements set forth in the relevant Committee charter. A director may serve on more than one Committee.

VIII.    Board and Committee Meetings

The Board shall have at least five meetings each year. Special meetings of the Board will be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office, who may also fix the time and place of the meetings. Notice of special meetings of the Board will be given or waived pursuant to the Company’s by-laws. The Board may participate in meetings by telephone conference or similar means. The Board may act by unanimous written consent in lieu of a meeting.

Each Committee shall have the number of meetings provided for in its charter, with further meetings to occur (or action to be taken by unanimous written consent) when deemed necessary or desirable by the Committee or its chairperson.

The agenda for each Board meeting and Committee meeting shall be established by the Chairman of the Board and Committee chairperson, respectively, in each case, in consultation with the members of the Board and with management. Any Board member shall be entitled to include additional subjects on the agenda for each Board and Committee meeting, as applicable. Although management will seek to provide appropriate materials in advance of Board and Committee meetings, this will not always be consistent with the timing of transactions and the operations of the business, and in certain cases it may not be possible to circulate materials in advance of the meeting.

At least annually, the Chairman of the Board shall issue to the other Board members a schedule of the foreseeable primary agenda subjects intended to be discussed by the Board, and each Committee’s chairperson shall issue to the other Committee members a schedule of the foreseeable primary agenda subjects intended to be discussed by the Committee.

Unless a Committee expressly determines otherwise, the agenda, materials and minutes for each Committee meeting shall be available to all directors, and all directors shall be free to attend any Committee meeting. In addition, all directors, whether or not members of the Committee, shall be free to make suggestions to a Committee chairperson for additions to the agenda of his or her Committee or to request that an item from a Committee agenda be considered by the Board.

IX.    Executive Sessions

To ensure free and open discussion and communication among the non-management directors, these directors shall have regularly scheduled meetings in executive session at least twice a year with no members of management present. The Chairman of the Board (provided that he or she is a non-management director), or if not available, the chairperson of the Nominating and Corporate Governance Committee shall preside at the executive sessions, unless the non-management directors determine otherwise. These executive sessions shall also constitute meetings of the Nominating and Corporate Governance Committee, with any directors who are not members of such Committee attending by invitation.

The executive sessions shall serve as the forum for the annual evaluation of the performance of the Chief Executive Officer and other members of senior management, the annual review of the plan for management succession and the annual evaluation of the performance of the Board.

If the non-management directors of the Company include directors that are not Independent Directors, the Board shall at least twice a year schedule an executive session including only Independent Directors.

X.    Board Responsibilities

The business and affairs of the Company are managed by or under the direction of the Board in accordance with Delaware law. The Board’s responsibility is to provide direction and oversight. The Board oversees the performance of the Company’s business and management. The management of the Company is responsible for presenting strategic plans to the Board for review and approval and for implementing the Company’s strategic plan. In performing their duties, the principal responsibility of the directors is to exercise their business judgment in the best interests of the Company and its stockholders.

Certain specific corporate governance functions of the Board are set forth below:

1. Chief Executive Officer and Senior Management Evaluation. The Board, acting through the Nominating and Corporate Governance Committee, shall annually conduct an evaluation of the performance of the Chief Executive Officer. The chairperson of the Nominating and Corporate Governance Committee shall communicate such evaluation to the Chief Executive Officer and to the chairperson of the Compensation Committee. The Chief Executive Officer shall annually conduct an evaluation of the performance of the members of senior management and present such evaluations to the Board annually.

2. Management Succession. The Board, acting through the Nominating and Corporate Governance Committee, shall develop with the participation of the Chief Executive Officer a management succession plan, to ensure a continuity in senior management. The plan shall include an assessment of senior management experience, performance, skills and planned career paths.

3. Director Compensation. The Company’s by-laws give the Board the authority to fix the compensation of directors. The Compensation Committee shall periodically review the form and amounts of director compensation and make recommendations to the Board with respect thereto. The Board shall set the form and amounts of director compensation, taking into account the time devoted and contributions made by the directors, as well as director compensation levels at industry competitors and the recommendations of the Compensation Committee. Only non-management directors shall receive compensation for services as a director.

4. Reviewing and Approving Significant Transactions. Board approval of particular transactions may be appropriate because of several factors, including:

•	legal or regulatory requirements,

•	the materiality of the transaction of the Company’s financial performance, risk profile or business;

•	the terms of the transaction, or

•	other factors, such as the entering into of a new line of business or a variation from the Company’s strategic plan.

XI.    Expectations for Directors

The Board has developed a number of specific expectations of directors to promote the discharge by the directors of their responsibilities and to promote the efficient conduct of the Board’s business. It is understood that the non-management directors are not full-time employees of the Company.

1. Committee and Attendance. All directors should make every effort to attend meetings of the Board and the Committees of which they are members. All directors should make every effort to attend the Company’s annual meeting. Attendance by telephone or video conference may be used to facilitate a director’s attendance.

2. Participation in Meetings. Each director should be sufficiently familiar with the business of the Company, including its financial statements and capital structure, and the risks and the competition it faces, to ensure active and effective participation in the deliberations of the Board and of each Committee on which he or she serves. Upon request, management shall make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business. Directors should also review the materials provided by management and advisors in advance of the meetings of the Board and its Committees and should arrive prepared to discuss the issues presented.

3. Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to the Company. This duty of loyalty mandates that the best interests of the Company take precedence over any interest possessed by a director. The Company has also adopted a Code of Ethics which is applicable to Directors.

4. Other Directorships and Significant Activities. The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities may also present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. Directors should advise the chairperson of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on other boards of directors or any audit committee or other significant committee assignment on any other board of directors, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments or a change in the director’s relationship to the Company.

5. Contact with Management and Employees. All directors shall be free to contact the Chief Executive Officer at any time to discuss any aspect of the Company’s business. Directors shall also have access to other officers and employees of the Company. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and Committee meetings, or in other formal or informal settings.

Further, the Board encourages management to bring into Board meetings from time to time (or otherwise make available to Board members) individuals who can provide additional insight into the items being discussed because of personal involvement and substantial knowledge in those areas.

6. Speaking on Behalf of the Company. It is important that the Company speak to employees and outside constituencies with a single voice, and that management serve as the primary spokesperson. If a situation does arise in which it seems necessary for a non-management director to speak on behalf of the Company to one of these constituencies, the director should consult with the Chief Executive Officer.

7. Confidentiality. The proceedings and deliberations of the Board and its Committees shall be confidential. Each director shall maintain the confidentiality of information received in connection with his or her services as a director.

XII.    Evaluating Board and Committee Performance

The Board, acting through the Nominating and Corporate Governance Committee, shall conduct an annual self-evaluation. Each Committee shall conduct an annual self-evaluation as provided for in its respective charter.

XIII.    Evaluation of Corporate Governance Guidelines

The Board recognizes that these Guidelines must continue to evolve to meet the changing needs of the Company and its stockholders and changing requirements. The Board, with the assistance of its Nominating and Corporate Governance Committee, will periodically review these Guidelines to determine whether any changes are appropriate.

XIV.    Orientation and Continuing Education

Management, working with the Board, shall provide an orientation process for new directors, including background material on the Company and its business. Such orientation process shall include presentations by senior management. As appropriate, management shall prepare additional educational sessions for directors on matters relevant to the Company and its business.

XV.    Director Access to Outside Advisors and Reliance on Management and Outside Advice

The Board and each Committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. In performing its functions, the Board shall be entitled to rely on the advice, reports and opinions of management, counsel, accountants, auditors and other advisors. Except as otherwise provided in a charter of a Committee, the Board shall have the resources and authority appropriate to discharge its duties and responsibilities, as it deems appropriate.

XVI.    Communications with Directors

Stockholders may send communications to the Board by mail to the Company’s Corporate Secretary at Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. Any communications should be addressed to the attention of the Board as a whole or to specific Board members.

Stockholders desiring to limit or direct their communications to non-employee directors only should so indicate in the communication and direct the communication to the Chairperson of the Nominating and Corporate Governance Committee.

The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is addressed to the attention of the Board or to a specific Board member unless the Company believes the communication may pose a security risk.

Last revised: September 27, 2005

ROTECH HEALTHCARE INC.

PROXY FOR COMMON STOCKHOLDERS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 30, 2006

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned common stockholder of Rotech Healthcare Inc. (the “Company”) hereby appoints each of Philip L. Carter and Rebecca L. Myers, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida on Friday, June 30, 2006 at 8:30 a.m., local time, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, “FOR” THE RATIFICATION AND APPROVAL OF THE 2006 EXECUTIVE OFFICER BONUS PLAN, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ROTECH HEALTHCARE INC.

June 30, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND THE PROPOSALS LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:		2. RATIFICATION AND APPROVAL OF THE 2006 EXECUTIVE OFFICER BONUS PLAN.	☐	☐	☐
NOMINEES:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Arthur J. Reimers O Philip L. Carter O James H. Bloem O Edward L. Kuntz O Arthur Siegel	3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐
4. IN THEIR DISCRETION, THE ABOVE NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned common stockholder.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		If a nominee is unable or unwilling to serve at the time of election, the persons named as proxies will have the right to vote according to their judgment for another person instead of such unavailable nominee.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this proxy directly to such person.

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the
account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.